Filed Pursuant to Rule 424(b)(3)
Registration No. 333-164703

KBS REAL ESTATE INVESTMENT TRUST III, INC.
SUPPLEMENT NO. 30 DATED MARCH 10, 2015
TO THE PROSPECTUS DATED APRIL 25, 2014
This document supplements, and should be read in conjunction with, the prospectus of KBS Real Estate Investment Trust III, Inc. dated April 25, 2014, as supplemented by supplement no. 12 dated September 10, 2014, supplement no. 22 dated December 11, 2014, supplement no. 26 dated January 6, 2015, supplement no. 27 dated January 16, 2015, supplement no. 28 dated February 12, 2015 and supplement no. 29 dated February 20, 2015. As used herein, the terms “we,” “our” and “us” refer to KBS Real Estate Investment Trust III, Inc. and, as required by context, KBS Limited Partnership III, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	the status of the offering and termination date of our primary public offering stage;

•	the declaration of distributions for April 2015 through May 2015;

•	information regarding our indebtedness;

•	information regarding our share redemption program;

•	information regarding the net tangible book value of our shares;

•	updated risks to an investment in us;

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar to that filed in our annual report on Form 10-K for the year ended December 31, 2014; and

•	our audited financial statements and the notes thereto for the year ended December 31, 2014.
Status of the Offering and Termination of Our Public Offering Stage
We commenced this offering of up to 280,000,000 shares, or up to $2,760,000,000 of shares, of common stock on October 26, 2010. As of March 3, 2015, we had accepted aggregate gross offering proceeds of $1.4 billion, related to the sale of 138,690,290 shares of common stock, including 6,020,991 shares of common stock sold under our dividend reinvestment plan for gross offering proceeds of $58.5 million.  Accordingly, as of March 3, 2015, there were $1,359.9 million of shares of common stock available for sale in this offering, including $658.3 million of shares under our dividend reinvestment plan.
On February 14, 2013, we filed a registration statement on Form S-11 with the SEC to register a proposed follow-on offering (the “Follow-on Offering”). We can give no assurance that we will commence or complete the Follow-on Offering.
On February 12, 2015, in consideration of our offering proceeds raised to date and the pace of sales in this primary public offering, our board of directors approved the termination of our primary public offering stage effective approximately 90 days (as determined by our Chief Executive Officer, such date the “Offering Termination Date”) after we have announced that we have raised $1.3 billion in the aggregate in our primary public offerings, whether in this initial public offering or a follow-on offering. On February 20, 2015 we announced that, as of February 20, 2015, we had accepted aggregate gross offering proceeds in excess of $1.3 billion in this primary public offering. Our Offering Termination Date will be May 29, 2015. Subscriptions must be dated on or before May 29, 2015, and subscriptions and all related documents and funds must be received by us in good order no later than July 28, 2015.
We plan to continue to offer shares under our dividend reinvestment plan beyond the termination of the offering stage for our primary offering. In some states, we will need to renew the registration statement annually or file a new registration statement to continue the dividend reinvestment plan offering. We may terminate our dividend reinvestment plan offering at any time.
Distributions Declared
On March 6, 2015, our board of directors declared distributions based on daily record dates for the period from April 1, 2015 through April 30, 2015, which we expect to pay in May 2015, and distributions based on daily record dates for the period from May 1, 2015 through May 31, 2015, which we expect to pay in June 2015. Investors may choose to receive cash distributions or purchase additional shares through our dividend reinvestment plan.

Distributions for these periods will be calculated based on stockholders of record each day during these periods at a rate of $0.00178082 per share per day and equal a daily amount that, if paid each day for a 365-day period, would equal a 6.5% annualized rate based on the initial primary public offering purchase price of $10.00 per share or a 6.18% annualized rate based on the current primary public offering purchase price of $10.51 per share.
Indebtedness
As of December 31, 2014, we had $1.3 billion of mortgage debt outstanding, with a weighted-average remaining term of 3.5 years. We had a total of $102.7 million of fixed rate notes payable and $1.2 billion of variable rate notes payable. Also as of December 31, 2014, we had entered into interest rate swap agreements on approximately $575.1 million of our variable rate debt. In addition, we entered into five interest rate swaps with an aggregate notional amount of $314.4 million, which will be effective at various times between 2015 and 2020. The interest rate and weighted-average interest rate of our fixed rate debt and variable rate debt as of December 31, 2014 were 4.0% and 2.3%, respectively. The interest rate and weighted-average interest rate represent the actual interest rate in effect as of December 31, 2014 (consisting of the contractual interest rate and the effect of interest rate swaps, if applicable), using interest rate indices as of December 31, 2014 where applicable. As of December 31, 2014, our borrowings and other liabilities were approximately 57% of both the cost (before deducting depreciation or other noncash reserves) and book value (before deducting depreciation) of our tangible assets, respectively.
On January 7, 2015, we entered into an interest rate cap with an unaffiliated LIBOR cap provider, for a notional amount of $353.4 million, effective from January 7, 2015 to June 30, 2016. The interest rate cap is reduced to $147.3 million from July 1, 2016 to January 1, 2017. The interest rate cap has a one-month LIBOR strike rate of 2.463%.
Share Redemption Program
Our share redemption program contains numerous restrictions on your ability to redeem your shares. Among other restrictions, during each calendar year, redemptions are limited to the amount of net proceeds from the sale of shares under our dividend reinvestment plan during the prior calendar year, provided that we may increase or decrease the funding available for the redemption of shares upon 10 business days’ notice to our stockholders. This restriction may significantly limit your ability to have your shares redeemed pursuant to our share redemption program. In 2013, our net proceeds from our dividend reinvestment plan were $12.4 million. During the year ended December 31, 2014, we redeemed $3.6 million of shares of common stock. The average price paid by us to redeem shares during the year ended December 31, 2014 was $9.64 per share. During the year ended December 31, 2014, we funded redemptions under our share redemption program with the net proceeds from our dividend reinvestment plan, and we fulfilled all redemption requests eligible for redemption under our share redemption program. Effective January 2015, the above-referenced limitation was re-set and, based on the amount of net proceeds raised from the sale of shares under our dividend reinvestment plan during 2014, we have $29.3 million available for redemptions of shares eligible for redemption in 2015.
Our board of directors may amend, suspend or terminate our share redemption program upon 30 days’ notice to our stockholders, provided that we may increase or decrease the funding available for the redemption of shares upon 10 business days’ notice to our stockholders.
Net Tangible Book Value Per Share
In connection with this offering of shares of our common stock, we are providing information about our net tangible book value per share. Our net tangible book value per share is a rough approximation of value calculated as total book value of assets minus total book value of liabilities, divided by the total number of shares of common stock outstanding. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. However, net tangible book value does reflect certain dilution in value of our common stock from the issue price as a result of (i) the substantial fees paid in connection with this offering, including selling commissions and marketing fees re-allowed by our dealer manager to participating broker-dealers, (ii) the fees and expenses paid to our advisor and its affiliates in connection with the selection, acquisition, management and sale of our investments, (iii) general and administrative expenses and (iv) accumulated depreciation and amortization of real estate investments. As of December 31, 2014, our net tangible book value per share was $7.80. To the extent we are able to raise additional proceeds in our public offering stage, some of the expenses that cause dilution of the net tangible book value per share are expected to decrease on a per share basis, resulting in increases in the net tangible book value per share. This increase would be partially offset by increases in depreciation and amortization expenses related to our real estate investments.

On December 9, 2014, our board of directors established an updated offering price for shares of common stock to be sold in this primary offering of $10.51 per share (with discounts available to certain categories of purchasers) and an offering price for shares of common stock to be sold under our dividend reinvestment plan of $9.99 per share (which is 95% of the price to acquire a share in this primary offering). These updated offering prices for this primary offering and the dividend reinvestment plan offering became effective December 12, 2014. The updated offering price of shares of common stock to be sold in this primary offering was determined by adding certain projected offering costs to the estimated value of our assets less the estimated value of our liabilities, or net asset value, divided by the number of shares outstanding, all as of September 30, 2014, with the exception of an adjustment for actual or estimated acquisition fees and closing costs related to six properties that were either acquired subsequent to September 30, 2014 or under contract to purchase and were reasonably probable to close, but had not yet closed as of December 9, 2014, which were included as a reduction to the net asset value. As of December 30, 2014, we had closed on each of these six properties. As such, the offering price of our shares is not a statement of our net asset value per share, as the offering price takes into consideration the projected costs and expenses associated with raising capital in this offering. Moreover, the valuation methodologies used to establish the net asset value component of our updated offering price are based upon a number of estimates and assumptions that may not be accurate or complete. Our board of directors may adjust the offering price of the primary offering shares or dividend reinvestment plan shares during the course of this offering. For information related to the determination of our updated offering prices, see supplement no. 22 dated December 11, 2014 to the prospectus.
    The factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.
Risk Factors
The following risk factors supplement, supersede and/or replace the risk factors appearing in the prospectus and in supplement no. 26.
Disruptions in the financial markets and uncertain economic conditions could continue to adversely impact the commercial mortgage market as well as the market for real estate-related debt investments generally, which could hinder our ability to implement our business strategy and generate returns to our stockholders.
We had initially expected to allocate approximately 30% of our portfolio to, and had expected that, once we had fully invested the proceeds from our primary public offering stage, approximately 20% to 40% of our portfolio would consist of real estate-related investments such as mortgage, mezzanine, bridge and other loans, debt and derivative securities related to real estate assets, including mortgage-backed securities, and the equity securities of other REITs and real estate companies. However, due to current markets conditions for the types of real estate-related investments that we had intended to target, we currently may not make any significant investments in real estate-related investments, and we now expect our primary investment focus to be core office properties, although we may also invest in industrial and retail properties. We currently expect to allocate between 0% and 20% of our portfolio to real estate-related investments once we have fully invested the proceeds from our offering stage.
The returns available to investors generated by real estate-related investments are determined by: (i) the supply and demand for such investments; (ii) the terms we are able to negotiate for our investments; (iii) the performance of the assets underlying the investments; and (iv) the existence of a market for such investments, which includes the ability to sell or finance such investments.
During periods of volatility, the number of investors participating in the market may change at an accelerated pace. As liquidity or “demand” increases, the returns available to investors on new investments will decrease. Conversely, a lack of liquidity will cause the returns available to investors on new investments to increase.
The Federal Reserve has maintained an accommodative monetary policy since the beginning of the recent financial crisis. Through a variety of monetary tools and programs, the Federal Reserve injected trillions of U.S. dollars into the global financial markets. The U.S. quantitative easing (“QE”) program focused on the purchase of U.S. treasury bonds and mortgage backed securities. Currently it is unclear what the final cost or impact of this program will be. In October of 2014, the Federal Reserve concluded the current phase of QE. The end of this program has shifted investor focus to the timing of an eventual interest rate increase by the Federal Reserve.

In the United States, recent economic data has been improving. Slow and steady growth in the labor markets has driven unemployment below 6%. The labor force participation rate continues to be low and personal income growth has remained muted. Consumer spending in the United States has increased, and is being driven by lower debt service burdens, record high stock market valuations, rebounding home prices and a dramatic decrease in the cost of gasoline. Consumer confidence levels are starting to reach levels last seen in the 1990’s. U.S. gross domestic product (“U.S. GDP”) has continued to grow at a moderate annualized rate. On an annual basis, U.S. GDP growth in 2014 was 2.4%, which was a slight improvement over 2013’s growth rate of 2.2%. In the second half of 2014, the U.S. dollar began to appreciate against the currencies of other nations. The effects of a strong dollar and weak international economic growth began to materialize in the form of reduced corporate earnings in the fourth quarter of 2014.
Recently, the U.S. dollar has greatly strengthened its role as an international safe haven currency. On January 5, 2015, the Bloomberg Dollar Spot Index, which measures the strength of the U.S. dollar against a basket of ten leading global currencies, reached an all-time high since the index was created in 2004. As a result, U.S. commercial property markets have benefitted from an inflow of foreign capital and gateway markets such as New York City and San Francisco continue to benefit from a strong demand for commercial properties. In 2014, the commercial real estate market recovery began to spread to secondary and tertiary markets and to most asset classes.  The U.S. commercial real estate market has continued to gain favor as an alternative investment class and capital flows continue to improve. Looking forward, however, the recovery in commercial real estate is expected to remain uneven across geographies and among property types.
Disruptions in the financial markets and uncertain economic conditions could adversely affect market rental rates, commercial real estate values and our ability to secure debt financing, service future debt obligations, or pay distributions to our stockholders.
Currently, both the investing and leasing environments are highly competitive. While there has been an increase in the amount of capital flowing into the U.S. real estate markets, which resulted in an increase in real estate values in certain markets, the uncertainty regarding the economic environment has made businesses reluctant to make long-term commitments or changes in their business plans. Possible future declines in rental rates, slower or potentially negative net absorption of leased space and expectations of future rental concessions, including free rent to renew tenants early, to retain tenants who are up for renewal or to attract new tenants, may result in decreases in cash flows. Historically low interest rates could help offset some of the impact of these potential decreases in operating cash flow for properties financed with variable rate mortgages; however, interest rates likely will not remain at these historically low levels for the remaining life of many of our investments. Recently, interest rates have become more volatile as the global capital markets react to increasing economic and geopolitical risks.
After several years of improving market conditions, the recovery in the U.S. residential real estate market has recently begun to slow. The initial recovery was driven by low interest rates, pent-up demand from the consumer sector and institutional investors in the form of buy-to-rent portfolios. In 2014, investor demand for homes slowed and stringent mortgage lending standards have reduced demand in the residential markets. In addition, as referenced above, the Federal Reserve’s QE program, which peaked at $85 billion a month in purchases of long-term treasury bonds and mortgage backed securities terminated on October 31, 2014. This reduction in market support could cause the demand for residential real estate to decrease further.
From a global standpoint, the U.S. economy is considered to be a bright spot. Recently the International Monetary Fund lowered its global growth forecast from 3.7% to 3.3%. Lower than expected growth in the European Union (“EU”) and Chinese economies are the primary factors in the forecast change. Geopolitical events in the Ukraine and Middle East and the recent outbreak of the Ebola virus in Africa, and its possible spread to the rest of the world, have all been impediments to global economic growth.
Overall, despite indications of recovery in the United States, uncertainties abound. China’s export-based economy has slowed and the Japanese government continues to experiment with QE. The EU is faced with the economic collapse of Greece, another recession and an escalating military conflict in the Ukraine. In the United States, the Federal Reserve has completed the latest phase of QE and is now faced with the impact of a strong dollar and record low interest rates. In the short-term, we anticipate that market conditions will continue to remain volatile and, combined with a challenging global macro-economic environment, may interfere with the implementation of our business strategy and/or force us to modify it.
We have relied on debt financing to finance our real estate properties and we may have difficulty refinancing some of our debt obligations prior to or at maturity or we may not be able to refinance these obligations at terms as favorable as the terms of our existing indebtedness and we also may be unable to obtain additional debt financing on attractive terms or at all. If we are not able to refinance our existing indebtedness on attractive terms at the various maturity dates, we may be forced to dispose of some of our assets. Recent financial market conditions have improved from the bottom of the economic cycle, but material risks are still present. Market conditions can change quickly, which could negatively impact the value of our assets.

Disruptions in the financial markets and continued uncertain economic conditions could adversely affect the values of our investments. Lending activity only recently increased; however, it remains uncertain whether the capital markets can sustain the current transaction levels. Any disruption to the debt and capital markets could result in fewer buyers seeking to acquire commercial properties and possible increases in capitalization rates and lower property values. Furthermore, declining economic conditions could negatively impact commercial real estate fundamentals and result in lower occupancy, lower rental rates and declining values in our real estate portfolio and in the collateral securing our loan investments, which could have the following negative effects on us:

•	the values of our investments in commercial properties could decrease below the amounts paid for such investments;

•	the value of collateral securing our loan investments could decrease below the outstanding principal amounts of such loans;

•
revenues from our properties could decrease due to fewer tenants and/or lower rental rates, making it more difficult for us to pay distributions or meet our debt service obligations on debt financing; and/or

•
revenues generated by the properties and other assets underlying our loan investments could decrease, making it more difficult for the borrowers to meet their payment obligations to us, which could in turn make it more difficult for us to pay distributions or meet our debt service obligations on debt financing.

All of these factors could reduce our stockholders’ return and decrease the value of an investment in us.
If we do not invest in a diverse portfolio of properties, the value of our stockholders’ investment in us may vary more widely with the performance of specific assets and could increase the risk that our stockholders will lose money in their investment.
If we make a low number of investments, our portfolio will be less diverse in terms of the number, size and geographic location of investments that we make. In that case, the likelihood that any single property’s performance would adversely affect our profitability will increase. If most of our properties are located in a single geographic area, our operating results and ability to pay distributions to our stockholders are likely to be impacted by economic changes affecting the real estate market in that area. Our stockholders’ investment in our shares will be subject to greater risk to the extent that we lack a diversified portfolio of investments.
If we fail to diversify our investment portfolio, downturns relating to certain geographic regions, industries or business sectors may have a more significant adverse impact on our assets and our ability to pay distributions than if we had a diversified investment portfolio.
While we intend to diversify our portfolio of investments in the manner described in our prospectus, we are not required to observe specific diversification criteria. Therefore, our investments may at times be concentrated in a limited number of geographic locations, or secured by assets concentrated in a limited number of geographic locations. To the extent that our portfolio is concentrated in limited geographic regions, industries or business sectors, downturns relating generally to such region, industry or business sector may result in defaults on a number of our investments within a short time period, which may reduce our net income and the value of our common stock and accordingly limit our ability to pay distributions to our stockholders.
As of March 3, 2015, a significant portion of our real estate properties and the collateral securing our real estate loan receivable were located in California, Illinois and Texas. As such, the geographic concentration of our portfolio makes us particularly susceptible to adverse economic developments in the California, Illinois and Texas real estate markets. Any adverse economic or real estate developments in these markets, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics and other factors, or any decrease in demand for office space resulting from the local business climate, could adversely affect our operating results and our ability to pay distributions to our stockholders.
A significant percentage of our assets is invested in 500 West Madison and the Towers at Emeryville and the value of our stockholders’ investment in us will fluctuate with the performance of these investments.
As of December 31, 2014, 500 West Madison and the Towers at Emeryville represented approximately 17% and 11% of our total assets, respectively, and represented approximately 17% and 11% of our total annualized base rent, respectively. Further, as a result of these acquisitions, the geographic concentration of our portfolio makes us particularly susceptible to adverse economic developments in the Chicago and San Francisco Bay Area real estate markets. Any adverse economic or real estate developments in these markets, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics and other factors, or any decrease in demand for office space resulting from the local business climate, could adversely affect our operating results and our ability to make distributions to our stockholders.

Because we depend upon our advisor and its affiliates to conduct our operations, adverse changes in the financial health of our advisor or its affiliates could cause our operations to suffer.
We depend on our advisor to manage our operations and our portfolio of assets. Our advisor depends upon the fees and other compensation that it receives from us, KBS Real Estate Investment Trust, Inc. (“KBS REIT I”), KBS Real Estate Investment Trust II, Inc. (“KBS REIT II”), KBS Strategic Opportunity REIT, Inc. (“KBS Strategic Opportunity REIT”), KBS Legacy Partners Apartment REIT, Inc. (“KBS Legacy Partners Apartment REIT”), KBS Strategic Opportunity REIT II, Inc. (“KBS Strategic Opportunity REIT II”), and any future KBS-sponsored programs that it advises in connection with the purchase, management and sale of assets to conduct its operations, including a new REIT, KBS Growth & Income REIT, Inc. (“KBS Growth & Income REIT”), that is expected to engage our advisor. Any adverse changes to our relationship with, or the financial condition of, our advisor and its affiliates, could hinder their ability to successfully manage our operations and our portfolio of investments.
We have paid distributions in part from financings and expect that in the future we may not pay distributions solely from our cash flow from operating activities. To the extent that we pay distributions from sources other than our cash flow from operating activities, we will have less funds available for investment in properties and other assets, the overall return to our stockholders may be reduced and subsequent investors will experience dilution.
Our organizational documents permit us to pay distributions from any source, including offering proceeds or borrowings (which may constitute a return of capital), and our charter does not limit the amount of funds we may use from any source to pay such distributions. We have paid distributions in part from financings (including with an advance from our advisor that we have repaid with debt financing) and expect that in the future we may not pay distributions solely from our cash flow from operating activities, in which case distributions may be paid in whole or in part from debt financing. We may also fund such distributions from the sale of assets or from the maturity, payoff or settlement of debt investments. If we fund distributions from borrowings, our interest expense and other financing costs, as well as the repayment of such borrowings, will reduce our earnings and cash flow from operating activities available for distribution in future periods. If we fund distributions from the sale of assets or the maturity, payoff or settlement of debt investments, this will affect our ability to generate cash flow from operating activities in future periods. To the extent that we pay distributions from sources other than our cash flow from operating activities, we will have fewer funds available with which to make real estate investments, the overall return to our stockholders may be reduced and subsequent investors will experience dilution. In addition, to the extent distributions exceed cash flow from operating activities, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize capital gain. There is no limit on the amount of distributions we may fund from sources other than from cash flow from operating activities.
During our public offering stage, when we may raise capital in this offering (and possibly future offerings) more quickly than we acquire income-producing assets, and from time to time during our operational stage, we may not pay distributions solely from our cash flow from operating activities.
For the year ended December 31, 2014, we paid aggregate distributions of $56.5 million, including $27.1 million of distributions paid in cash and $29.4 million of distributions reinvested through our dividend reinvestment plan. We funded our total distributions paid, which includes net cash distributions and dividends reinvested by stockholders, with $45.5 million (81%) of cash flow from operating activities and $11.0 million (19%) of debt financing. For the year ended December 31, 2014, our cash flow from operating activities to distributions paid coverage ratio was 89% and our funds from operations to distributions paid coverage ratio was 100%.
Because the offering price in this offering exceeds our net tangible book value per share, investors in this offering will experience immediate dilution in the net tangible book value of their shares.
We are currently offering shares in this primary offering at $10.51 per share, with discounts available to certain categories of purchasers. Our current primary public offering price exceeds our net tangible book value per share. Our net tangible book value per share is a rough approximation of value calculated as total book value of assets minus total book value of liabilities, divided by the total number of shares of common stock outstanding. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. However, net tangible book value does reflect certain dilution in value of our common stock from the issue price as a result of (i) the substantial fees paid in connection with this initial public offering, including selling commissions and marketing fees re-allowed by our dealer manager to participating broker-dealers, (ii) the fees and expenses paid to our advisor and its affiliates in connection with the selection, acquisition, management and sale of our investments, (iii) general and administrative expenses and (iv) accumulated depreciation and amortization of real estate investments.

As of December 31, 2014, our net tangible book value per share was $7.80. To the extent we are able to raise additional proceeds in our public offering stage, some of the expenses that cause dilution of the net tangible book value per share are expected to decrease on a per share basis, resulting in increases in the net tangible book value per share. This increase would be partially offset by increases in depreciation and amortization expenses related to our real estate investments.
The offering price per share of our common stock may not reflect the value that stockholders will receive for their investment.
To assist broker-dealers and their associated persons that participate in this initial public offering of common stock in meeting their customer account statement reporting obligations, pursuant to applicable Financial Industry Regulatory Authority (“FINRA”) and National Association of Securities Dealers (“NASD”) Conduct Rules, we disclose in each annual report distributed to stockholders a per share estimated value of our shares, the method by which it was developed, and the date of the data used to develop the estimated value. For this purpose, our advisor estimated the value of our common stock as $10.51 per share as of December 31, 2014. The basis for this valuation is the fact that the current public offering price of our shares of common stock in this primary initial public offering is $10.51 per share (ignoring purchase price discounts for certain categories of purchasers).
Although this estimated value represents the most recent price at which most investors have been willing to purchase shares in this ongoing primary initial public offering, this reported value is likely to differ from the price that a stockholder would receive in the near term upon a resale of his or her shares or upon our liquidation because (i) there is no public trading market for the shares at this time; (ii) the $10.51 primary public offering price includes the payment of projected underwriting compensation and other directed selling efforts as well as other offering costs, which costs and efforts are likely to produce a higher sale price than could otherwise be obtained; (iii) the estimated value does not take into account how market fluctuations affect the value of our investments subsequent to the establishment of the offering price, including how disruptions in the financial and real estate markets may affect the values of our investments; and (iv) the estimated value does not take into account how developments related to individual assets may have increased or decreased the value of our portfolio subsequent to the establishment of the offering price.
On December 9, 2014, our board of directors established an updated offering price for shares of common stock to be sold in this primary initial public offering of $10.51 per share (with discounts available to certain categories of purchasers) and an offering price for shares of common stock to be sold under our dividend reinvestment plan of $9.99 per share (which is 95% of the price to acquire a share in this primary initial public offering). These updated offering prices for this primary initial public offering and our dividend reinvestment plan offering became effective December 12, 2014. The offering price for shares of our common stock in this primary initial public offering was established by adding certain projected offering costs to the estimated value of our assets less the estimated value of our liabilities, or net asset value, divided by the number of shares outstanding, all as of September 30, 2014, with the exception of an adjustment for actual or estimated acquisition fees and closing costs related to six properties that were either acquired subsequent to September 30, 2014 or were under contract to purchase and were reasonably probable to close, but had not yet closed as of December 9, 2014, which were included as a reduction to the net asset value. As of December 30, 2014, we had closed on each of these six properties. We did not make any other adjustments to our estimated net asset value per share subsequent to September 30, 2014, including any adjustments relating to the following, among others: (i) the issuance of common stock and the payment of related offering costs; (ii) net operating income earned and distributions declared; and (iii) the redemption of shares. The updated offering price of our shares is not a statement of our estimated net asset value per share as our board of directors also took into consideration the projected costs and expenses associated with raising capital in this primary initial public offering. These costs include selling commissions, dealer manager fees and certain other offering costs and are included in the updated offering price so that any dilutive impact to our existing stockholders is minimized. We provided information regarding our estimated net asset value per share for the sole purpose of updating the offering prices in this primary initial public offering and in our dividend reinvestment plan offering. The updated primary offering price is not based on any public trading market.
For information on the methodologies and assumptions used to establish our updated offering price, see supplement no. 22 to this prospectus.

As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties using different assumptions and estimates could derive a different estimated net asset value per share of our common stock, and these differences could be significant. The estimated net asset value per share is not audited and does not represent the fair value of our assets less the fair value of our liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of our assets and liabilities or the price at which our shares of common stock would trade on a national securities exchange. The estimated net asset value per share does not reflect a discount for the fact that we are externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated net asset value per share also does not take into account estimated disposition costs and fees for real estate properties that are not held for sale, debt prepayment penalties that could apply upon the prepayment of certain of our debt obligations, the impact of restrictions on the assumption of debt or swap breakage fees that may be incurred upon the termination of certain of our swaps prior to expiration.
Accordingly, with respect to our estimated net asset value per share and/or our updated offering price, we can give no assurance that:

•	a stockholder would be able to resell his or her shares at our estimated net asset value per share or the updated offering price;

•
a stockholder would ultimately realize distributions per share equal to our estimated net asset value per share or the updated offering price upon liquidation of our assets and settlement of our liabilities or a sale of our company;

•	our shares of common stock would trade at our estimated net asset value per share or the updated offering price on a national securities exchange;

•	a third party would offer our estimated net asset value per share or the updated offering price in an arm’s-length transaction to purchase all or substantially all of our shares of common stock;

•	another independent third-party appraiser or third-party valuation firm would agree with our estimated net asset value per share, or a valuation firm would agree with the updated offering price; or

•	the methodology used to determine our estimated net asset value per share would be acceptable to FINRA or for compliance with Employee Retirement Income Security Act (“ERISA”) reporting requirements.
The value of our shares will fluctuate over time in response to developments related to the capital raised during our offering stage, future investments, the performance of individual assets in our portfolio and the management of those assets and the real estate and finance markets. As such, the offering price does not take into account developments in our portfolio since September 30, 2014, except as noted above. We currently expect to utilize an independent valuation firm to update our estimated net asset value per share in December 2015 and in December of each year thereafter.
The actual value of shares that we repurchase under our share redemption program may be substantially less than what we pay.
Under our share redemption program, shares currently may be repurchased at varying prices depending on (i) the number of years the shares have been held, (ii) the purchase price paid for the shares and (iii) whether the redemptions are sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in the program and, together with redemptions sought in connection with a stockholder’s death, “special redemptions”). The current maximum price that may be paid under the program is $10.51 per share, which is the current offering price of our shares of common stock in this primary initial public offering (ignoring purchase price discounts for certain categories of purchasers). Although this price represents the most recent price at which investors have been willing to purchase shares in this primary initial public offering, this reported value is likely to differ from the price at which a stockholder could resell his or her shares for the reasons discussed in the risk factor above. Thus, when we repurchase shares of our common stock at $10.51 per share, the actual value of the shares that we repurchase is likely to be less, and the repurchase is likely to be dilutive to our remaining stockholders. Even at lower repurchase prices, the actual value of the shares may be substantially less than what we pay and the repurchase may be dilutive to our remaining stockholders.

Our charter limits the number of shares a person may own and permits our board of directors to issue stock with terms that may subordinate the rights of our common stockholders or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.
Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. To help us comply with the REIT ownership requirements of the Internal Revenue Code, our charter prohibits a person from directly or constructively owning more than 9.8% of our outstanding shares, unless exempted by our board of directors. In addition, our board of directors may classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of any such stock. Thus, our board of directors could authorize the issuance of preferred stock with priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. These charter provisions have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to holders of our common stock.
Our stockholders’ investment return may be reduced if we are required to register as an investment company under the Investment Company Act; if we or our subsidiaries become an unregistered investment company, we could not continue our business.
Neither we nor any of our subsidiaries intend to register as investment companies under the Investment Company Act. If we or our subsidiaries were obligated to register as investment companies, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.
Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an investment company is any issuer that:

•	is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities (the “primarily engaged test”); or

•
is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

We believe that neither we nor our Operating Partnership will be required to register as an investment company based on the following analysis. With respect to the 40% test, most of the entities through which we and our Operating Partnership own our assets are majority-owned subsidiaries that are not themselves investment companies and are not relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7).
With respect to the primarily engaged test, we and our Operating Partnership are holding companies and do not intend to invest or trade in securities ourselves. Rather, through the majority-owned subsidiaries of our Operating Partnership, we and our Operating Partnership are primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring real estate and real estate-related assets.

We believe that most of the subsidiaries of our Operating Partnership will be able to rely on Section 3(c)(5)(C) of the Investment Company Act for an exception from the definition of an investment company. (Any other subsidiaries of our Operating Partnership should be able to rely on the exceptions for private investment companies pursuant to Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.) As reflected in no-action letters, the SEC staff’s position on Section 3(c)(5)(C) generally requires that an issuer maintain at least 55% of its assets in “mortgages and other liens on and interests in real estate,” or qualifying assets; at least 80% of its assets in qualifying assets plus real estate-related assets; and no more than 20% of the value of its assets in other than qualifying assets and real estate-related assets, which we refer to as miscellaneous assets. To constitute a qualifying asset under this 55% requirement, a real estate interest must meet various criteria based on no-action letters. We expect that each of the subsidiaries of our Operating Partnership relying on Section 3(c)(5)(C) will invest at least 55% of its assets in qualifying assets, and approximately an additional 25% of its assets in other types of real estate-related assets. We expect to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to types of assets to determine which assets are qualifying real estate assets and real estate-related assets.
To maintain compliance with the Investment Company Act, our subsidiaries may be unable to sell assets we would otherwise want them to sell and may need to sell assets we would otherwise wish them to retain. In addition, our subsidiaries may have to acquire additional assets that they might not otherwise have acquired or may have to forego opportunities to make investments that we would otherwise want them to make and would be important to our investment strategy. Moreover, the SEC or its staff may issue interpretations with respect to various types of assets that are contrary to our views and current SEC staff interpretations are subject to change, which increases the risk of non-compliance and the risk that we may be forced to make adverse changes to our portfolio. In this regard, we note that in 2011 the SEC issued a concept release indicating that the SEC and its staff were reviewing interpretive issues relating to Section 3(c)(5)(C) and soliciting views on the application of Section 3(c)(5)(C) to companies engaged in the business of acquiring mortgages and mortgage-related instruments. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement and a court could appoint a receiver to take control of us and liquidate our business.
Our stockholders may not be able to sell their shares under our share redemption program and, if our stockholders are able to sell their shares under the program, they may not be able to recover the amount of their investment in our shares.
Our share redemption program includes numerous restrictions that severely limit our stockholders’ ability to sell their shares should they require liquidity and will limit our stockholders’ ability to recover the value they invested in our common stock. Our stockholders must hold their shares for at least one year in order to participate in our share redemption program, except in connection with special redemptions. We limit the number of shares redeemed pursuant to our share redemption program as follows: (i) during any calendar year, we may redeem no more than 5% of the weighted‑average number of shares outstanding during the prior calendar year and (ii) during each calendar year, redemptions will be limited to the amount of net proceeds from the sale of shares under our dividend reinvestment plan during the prior calendar year; however, we may increase or decrease the funding available for the redemption of shares upon ten business days’ notice to our stockholders. Further, we have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency. These limits may prevent us from accommodating all redemption requests made in any year.
Unless the shares are being redeemed in connection with a special redemption, and until such time as we establish an estimated value per share for a purpose other than to set the price to acquire a share in one of our primary public offerings, the prices at which we will redeem shares are as follows:

•	For those shares held by the redeeming stockholder for at least one year, 92.5% of the price paid to acquire the shares from us;

•	For those shares held by the redeeming stockholder for at least two years, 95.0% of the price paid to acquire the shares from us;

•	For those shares held by the redeeming stockholder for at least three years, 97.5% of the price paid to acquire the shares from us; and

•	For those shares held by the redeeming stockholder for at least four years, 100% of the price paid to acquire the shares from us.

Notwithstanding the above, and unless the shares are being redeemed in connection with a special redemption, once we establish an estimated value per share of our common stock for a purpose other than to set the price to acquire a share in one of our primary public offerings, the prices at which we will redeem shares will be as follows:

•	For those shares held by the redeeming stockholder for at least one year, 92.5% of our most recent estimated value per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least two years, 95.0% of our most recent estimated value per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least three years, 97.5% of our most recent estimated value per share as of the applicable redemption date; and

•	For those shares held by the redeeming stockholder for at least four years, 100% of our most recent estimated value per share as of the applicable redemption date.
Until we establish an estimated value per share for a purpose other than to set the price to acquire a share in one of our primary public offerings, the redemption price for shares redeemed pursuant to a special redemption is based on the amount paid to acquire the share from us. Once we have established an estimated value per share for a purpose other than to set the price to acquire a share in one of our primary public offerings, the redemption price would be the most recent estimated value of the shares as of the redemption date, as determined by our advisor or another firm chosen for that purpose.
We currently expect to announce an estimated value per share in December 2015 and in December of each year thereafter.
In March 2009, in order to preserve capital and value for all stockholders during the economic crisis, KBS REIT I amended its share redemption program to limit redemptions (other than special redemptions) during any calendar year to the amount of the net proceeds from the sale of shares under its dividend reinvestment plan from the prior calendar year less amounts KBS REIT I deemed necessary from such proceeds to fund current and future funding obligations and needs of the company. Pursuant to this limitation, KBS REIT I suspended ordinary redemptions for the remainder of 2009 and from 2010 through March 2012. KBS REIT I provided notice of this amendment in its Annual Report on Form 10-K filed on March 27, 2009, and the amendment was effective upon 30 days’ notice. The amendment became effective before the April 30, 2009 redemption date. As a result, investors did not have a final opportunity to submit redemptions. In March 2012, KBS REIT I amended and restated its share redemption program to provide only for special redemptions. These redemptions are limited to an annual amount determined by KBS REIT I’s board of directors which may be reviewed and adjusted from time to time during the year.
On January 24, 2014, in consideration of the cash requirements necessary to effectively manage KBS Legacy Partners Apartment REIT’s assets, KBS Legacy Partners Apartment REIT amended and restated its share redemption program to limit redemptions to $2.0 million of shares in the aggregate during any calendar year. Additionally, during any calendar year, once KBS Legacy Partners Apartment REIT has redeemed $1.5 million of shares under its share redemption program, including special redemptions, the remaining $0.5 million of the $2.0 million annual limit shall be reserved exclusively for shares being redeemed in connection with special redemptions. KBS Legacy Partners Apartment REIT provided notice of this amendment and restatement of its share redemption program in its Current Report on Form 8-K filed on January 28, 2014 and its amended and restated share redemption program became effective for redemptions under the program on or after February 27, 2014. Because of these limitations on the dollar value of shares that may be redeemed under its share redemption program, KBS Legacy Partners Apartment REIT exhausted funds available for all redemptions other than special redemptions for 2014 in August 2014.
On May 15, 2014, KBS REIT II amended and restated its share redemption program to provide only for special redemptions. These redemptions are limited to an annual amount determined by KBS REIT II’s board of directors which may be reviewed and adjusted from time to time during the year. KBS REIT II provided notice of this amendment and restatement of its share redemption program in its Current Report on Form 8-K filed on May 19, 2014 and its amended and restated share redemption program became effective for redemptions under the program on June 18, 2014.
Our board may amend, suspend or terminate our share redemption program upon 30 days’ notice to stockholders, provided that we may increase or decrease the funding available for the redemption of shares pursuant to our share redemption program upon ten business days’ notice to our stockholders. See “Description of Shares —Share Redemption Program” in the prospectus for more information about the program.

To the extent that we buy core real estate properties with occupancy of less than 95% or that have significant rollover during the expected hold period, we may incur significant costs for capital expenditures and tenant improvement costs to lease-up the properties, which increases the risk of loss associated with these properties compared to other properties.
We have invested in, and may make additional investments in, core properties that have an occupancy rate of less than 95%, significant rollover during the expected hold period, or other characteristics that could provide an opportunity for us to achieve appreciation by increasing occupancy, negotiating new leases with higher rental rates and/or executing enhancement projects. We likely will need to fund reserves or maintain capacity under our credit facilities to fund capital expenditures, tenant improvements and other improvements in order to attract new tenants to these properties. To the extent we do not maintain adequate reserves to fund these costs, we may use our cash flow from operating activities or proceeds from our public offering stage, which will reduce the amount of cash flow available for distribution to our investors.  If we are unable to execute our business plan for these investments, the overall return on these investments will decrease.
Hedging against interest rate exposure may adversely affect our earnings, limit our gains or result in losses, which could adversely affect cash available for distribution to our stockholders.
We have entered into and in the future may enter into interest rate swap agreements or pursue other interest rate hedging strategies. Our hedging activity will vary in scope based on the level of interest rates, the type of investments we hold, and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedging products may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability or asset;

•	the amount of income that a REIT may earn from hedging transactions to offset losses due to fluctuations in interest rates is limited by federal tax provisions governing REITs;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction;

•	the party owing money in the hedging transaction may default on its obligation to pay; and

•	we may purchase a hedge that turns out not to be necessary, i.e., a hedge that is out of the money.
Any hedging activity we engage in may adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders. Therefore, while we may enter into such transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the investments being hedged or liabilities being hedged may vary materially. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the interest rate risk sought to be hedged. Any such imperfect correlation may prevent us from achieving the intended accounting treatment and may expose us to risk of loss.
There can be no assurance that the direct or indirect effects of the Dodd-Frank Act and other applicable non-U.S. regulations will not have an adverse effect on our interest rate hedging activities.
Title VII of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) imposed additional regulations on derivatives markets and transactions. Such regulations and, to the extent we trade with counterparties organized in non-US jurisdictions, any applicable regulations in those jurisdictions, are still being implemented, and will affect our interest rate hedging activities. While the full impact of regulation on our interest rate hedging activities cannot be fully assessed until all final implementing rules and regulations are promulgated, such regulation may affect our ability to enter into hedging or other risk management transactions, may increase our costs in entering into such transactions, and/or may result in us entering into such transactions on less favorable terms than prior to implementation of such regulation. For example, subject to an exception under the Dodd-Frank Act for “end-users” of swaps upon which we may seek to rely, we may be required to clear certain interest rate hedging transactions by submitting them to a derivatives clearing organization. In addition, to the extent we are required to clear any such transactions, we will be required to, among other things, post margin in connection with such transactions. The occurrence of any of the foregoing events may have an adverse effect on our business and our stockholders’ return.

Our investments in debt instruments may cause us to recognize “phantom income” for federal income tax purposes even though no cash payments have been received on the debt instruments.
We may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount will generally be treated as “market discount” for federal income tax purposes. We may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury Regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. This deemed reissuance may prevent the modified debt from qualifying as a good REIT asset if the underlying security has declined in value.
In general, we will be required to accrue original issue discount on a debt instrument as taxable income in accordance with applicable federal income tax rules even though no cash payments may be received on such debt instrument.
In the event a borrower with respect to a particular debt instrument encounters financial difficulty rendering it unable to pay stated interest as due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate residential and commercial mortgage-backed securities at the stated rate regardless of when their corresponding cash payments are received.
As a result of these factors, there is a significant risk that we may recognize substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis should be read in conjunction with our accompanying consolidated balance sheets as of December 31, 2014 and 2013, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the years ended December 31, 2014, 2013 and 2012, the related notes thereto and the accompanying financial statement schedule included in this supplement.
This discussion contains forward-looking statements that can be identified with the use of forward-looking terminology such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ from those described in forward-looking statements. For a discussion of the factors that could cause our actual results to differ from those anticipated, see “Risk Factors” in the prospectus and in this supplement.
Overview
We were formed on December 22, 2009 as a Maryland corporation that elected to be taxed as a REIT beginning with the taxable year ended December 31, 2011 and intend to continue to operate in such a manner. On February 4, 2010, we filed a registration statement on Form S-11 with the SEC to offer a minimum of 250,000 shares and a maximum of up to 280,000,000 shares, or up to $2,760,000,000 of shares, of common stock for sale to the public, of which up to 200,000,000 shares, or up to $2,000,000,000 of shares, were registered in this primary offering and up to 80,000,000 shares, or up to $760,000,000 of shares, were registered under our dividend reinvestment plan. The SEC declared our registration statement effective on October 26, 2010 and we retained KBS Capital Markets Group to serve as the dealer manager of this initial public offering pursuant to a dealer manager agreement. The dealer manager is responsible for marketing our shares in this initial public offering.
We have invested in and intend to invest in a diverse portfolio of real estate investments. Our primary investment focus is core office properties located throughout the United States, though we may invest in industrial and retail properties. Our core property focus in the U.S. office sector has reflected a more value-creating core strategy, and based on the current market outlook, we expect to continue this strategy. In many cases, these properties have slightly higher (10% to 15%) vacancy rates and/or higher near-term lease rollover at acquisition than more conservative value-maintaining core properties. These characteristics provide us with opportunities to lease space at higher rates, especially in markets with increasing absorption, or to re-lease space in these properties at higher rates, bringing below-market rates of in-place expiring leases up to market rates. Many of these properties will require a moderate level of additional investment for capital expenditures and tenant improvement costs in order to improve or rebrand the properties and increase rental rates. Thus, we believe these properties provide an opportunity for us to achieve more significant capital appreciation by increasing occupancy, negotiating new leases with higher rental rates and/or executing enhancement projects. All such real estate assets may be acquired directly by us or the Operating Partnership, though we may invest in other entities that make similar investments. We also currently expect to allocate between 0 and 20% of our portfolio to real estate-related investments such as mortgage loans. As of December 31, 2014, we owned 20 office properties and had originated one first mortgage loan.

On March 24, 2011, we broke escrow in this initial public offering and through December 31, 2014, we had sold 123,891,580 shares of common stock for gross offering proceeds of $1.2 billion, including 4,945,618 shares of common stock under our dividend reinvestment plan for gross offering proceeds of $47.7 million.
Additionally, on October 3, 2014, we issued 258,462 shares of common stock, for $2.4 million, in private transactions exempt from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933.
On February 14, 2013, we filed a registration statement on Form S-11 with the SEC to register a proposed follow-on offering (the “Follow-on Offering”). We can give no assurance that we will commence or complete the Follow-on Offering.
On February 12, 2015, in consideration of our offering proceeds raised to date and the pace of sales in this primary public offering, our board of directors approved the termination of our primary public offering stage effective approximately 90 days (as determined by our Chief Executive Officer, such date the “Offering Termination Date”) after we have announced that we have raised $1.3 billion in the aggregate in our primary public offerings, whether in this offering or a follow-on offering. On February 20, 2015 we announced that, as of February 20, 2015, we had accepted aggregate gross offering proceeds in excess of $1.3 billion in this primary public offering. Our Offering Termination Date will be Friday, May 29, 2015. Subscriptions must be dated on or before May 29, 2015, and subscriptions and all related documents and funds must be received by us in good order no later than July 28, 2015.
We plan to continue to offer shares under our dividend reinvestment plan beyond the termination of our primary offering stage. In some states, we will need to renew the registration statement annually or file a new registration statement to continue the dividend reinvestment plan offering. We may terminate our dividend reinvestment plan offering at any time.
Also as of December 31, 2014, we had redeemed 743,496 shares sold in this offering for $7.2 million.
As our advisor, KBS Capital Advisors, manages our day-to-day operations and our portfolio of real estate investments. KBS Capital Advisors makes recommendations on all investments to our board of directors. All proposed investments must be approved by at least a majority of our board of directors, including a majority of the conflicts committee. Unless otherwise provided by our charter, the conflicts committee may approve a proposed investment without action by the full board of directors if the approving members of the conflicts committee constitute at least a majority of the board of directors. KBS Capital Advisors also provides asset-management, marketing, investor-relations and other administrative services on our behalf. Our advisor owns 20,000 shares of our common stock. We have no paid employees.
Market Outlook – Real Estate and Real Estate Finance Markets
The following discussion is based on management’s beliefs, observations and expectations with respect to the real estate and real estate finance markets.
Current conditions in the global capital markets remain volatile as the world’s economic growth has been affected by geopolitical and economic events. Geopolitical events in Europe and the Middle East escalated throughout 2014, and into 2015. The rise of the Islamic State and the struggle between the Ukrainian government and pro-Russian rebels have kept the U.S. and its allies engaged in international military conflicts. The slowdown in global economic growth, and in particular the slowing of the Chinese economy, has had a ripple effect through the energy and commodity markets. Decreasing levels of demand for commodities, and in particular oil, have led to a steep price decline in most commodity market prices. In this type of economic environment the possibility of deflation is now a very real risk. While the U.S. economy has rebounded from the recent recession, the remainder of the world’s industrialized and emerging economies have struggled to maintain even low levels of economic growth.
Central bank interventions and the use of monetary policy to combat the lingering effects of the recent recession continue to dominate the performance of the global economy. In 2012, Japan embarked on a massive quantitative easing (“QE”) program designed to kick start the country’s economy. To date the program has led to lower Japanese interest rates, a run up in the Japanese stock markets and a devaluation of the yen. In Europe, the European Central Bank (ECB) announced its own QE program in January 2015. The long awaited announcement has led to lower European interest rates and a weakening of the Euro against other currencies.
The Federal Reserve has maintained an accommodative monetary policy since the beginning of the recent financial crisis. Through a variety of monetary tools and programs, the Federal Reserve injected trillions of U.S. dollars into the global financial markets. The U.S. QE program focused on the purchase of U.S. treasury bonds and mortgage backed securities. Currently it is unclear what the final cost or impact of this program will be. In October of 2014, the Federal Reserve concluded the current phase of QE. The end of this program has shifted investor focus to the timing of an eventual interest rate increase by the Federal Reserve.

In the United States, recent economic data has been improving. Slow and steady growth in the labor markets has driven unemployment below 6%. The labor force participation rate continues to be low and personal income growth has remained muted. Consumer spending in the United States has increased, and is being driven by lower debt service burdens, record high stock market valuations, rebounding home prices and a dramatic decrease in the cost of gasoline. Consumer confidence levels are starting to reach levels last seen in the 1990’s. U.S. gross domestic product (“U.S. GDP”) has continued to grow at a moderate annualized rate. On an annual basis, U.S. GDP growth in 2014 was 2.4%, which was a slight improvement over 2013’s growth rate of 2.2%. In the second half of 2014, the U.S. dollar began to appreciate against the currencies of other nations. The effects of a strong dollar and weak international economic growth began to materialize in the form of reduced corporate earnings in the fourth quarter of 2014.
The U.S. dollar has remained a safe haven currency and the U.S. commercial real estate market has benefited from an inflow of foreign capital. Initially, gateway markets such as New York City and San Francisco benefited from a high demand for commercial properties. In 2014, the commercial real estate market recovery spread to secondary and tertiary markets, and most asset classes. The U.S. commercial real estate market has gained favor as an alternative investment class and capital flows continue to improve. Looking forward, however, the recovery in commercial real estate is expected to remain uneven across geographies and among property types.
As the dollar strengthens, the flow of capital into the United States could be curtailed. International demand for U.S. assets has been driven, in part, by the perception that U.S. real assets and the U.S. dollar are safe havens from some market risks. A decrease in flow of capital into the United States could lead to a decrease in the demand for U.S. commercial real estate assets, and result in a decline in commercial real estate valuations.
After several years of improving market conditions, the recovery in the U.S. residential real estate market recently began to slow. The initial recovery was driven by low interest rates, pent-up demand from the consumer sector and institutional investors in the form of buy-to-rent portfolios. In 2014, investor demand for homes slowed and stringent mortgage lending standards reduced demand in the residential markets. In addition, as referenced above, the Federal Reserve’s QE program, which peaked at $85 billion a month in purchases of long-term treasury bonds and mortgage backed securities, ended on October 31, 2014. This reduction in market support could cause the demand for residential real estate to decrease further.
Overall, despite indications of recovery in the United States, uncertainties abound. China’s export-based economy has slowed and the Japanese government continues to experiment with QE. The EU is faced with the economic collapse of Greece, another recession and an escalating military conflict in the Ukraine. In the United States, the Federal Reserve has completed the latest phase of QE and is now faced with the impact of a strong dollar and record low interest rates. In the short-term, we anticipate that market conditions will continue to remain volatile and, combined with a challenging global macro-economic environment, may interfere with the implementation of our business strategy and/or force us to modify it.
Impact on Our Real Estate Properties
The economic events that have occurred since the onset of the recession in 2008 have no precedent. While current forecasts for the U.S. economy are positive, there is a level of uncertainty inherent to this outlook. Currently, both the investing and leasing environments are highly competitive. While there has been an increase in the amount of capital flowing into U.S. real estate markets, which has resulted in an increase in real estate values in certain markets, the uncertainty regarding the economic environment has made businesses reluctant to make long-term commitments or changes in their business plans. Possible future declines in rental rates, slower or potentially negative net absorption of leased space and expectations of future rental concessions, including free rent to renew tenants early, to retain tenants who are up for renewal or to attract new tenants, may result in decreases in cash flows. Historically low interest rates could help offset some of the impact of these potential decreases in operating cash flow for properties financed with variable rate mortgages; however, interest rates likely will not remain at these historically low levels for the remaining life of many of our investments. Interest rates have become more volatile as the global capital markets react to increasing economic and geopolitical risks.
Impact on Our Real Estate-Related Investment
Our real estate-related investment is directly secured by commercial real estate. As a result, our real estate-related investment, in general, has been and likely will continue to be impacted by the same factors impacting our real estate properties. The higher yields and the improving credit position of many U.S. tenants and borrowers have attracted global capital. However, the real estate and capital markets are fluid, and the positive trends can reverse quickly. Economic conditions remain relatively unstable and can have a negative impact on the performance of collateral securing our loan investments, and therefore may impact the ability of some borrowers under our loans to make contractual interest payments to us.
As of December 31, 2014, we owned one fixed rate real estate loan receivable with a principal balance of $20.0 million and a carrying value (including unamortized origination and closing costs) of $20.0 million that matures in 2016.

Impact on Our Financing Activities
In light of the risks associated with potentially volatile operating cash flows from some of our real estate properties, we may have difficulty refinancing some of our debt obligations prior to or at maturity or we may not be able to refinance these obligations at terms as favorable as the terms of our existing indebtedness. Recent financial market conditions have improved from the bottom of the economic cycle, but material risks are still present. Market conditions can change quickly, potentially negatively impacting the value of our investments.
As of December 31, 2014, we had debt obligations in the aggregate principal amount of $1.3 billion, with a weighted-average remaining term of 3.5 years. We have a total of $102.7 million of fixed rate notes payable and $1.2 billion of variable rate notes payable. The interest rates on $575.1 million of our variable rate notes payable are effectively fixed through interest rate swap agreements. In addition, we entered into five interest rate swaps with an aggregate notional amount of $314.4 million, which will be effective at various times between 2015 and 2020.
Liquidity and Capital Resources
We are dependent upon the net proceeds from this offering to conduct our proposed operations. We will obtain the capital required to purchase real estate investments and conduct our operations from: the proceeds of this offering, including our dividend reinvestment plan, and any future follow-on offerings we may conduct; secured or unsecured financings from banks and other lenders; and any undistributed funds from our operations.
On March 24, 2011, we broke escrow in this offering and through December 31, 2014, we had sold 123,891,580 shares for gross offering proceeds of $1.2 billion, including 4,945,618 shares of common stock under our dividend reinvestment plan for gross offering proceeds of $47.7 million. Also as of December 31, 2014, we had redeemed 743,496 shares sold in this offering for $7.2 million. If we do not raise significant funds in our public offerings, we will make fewer investments resulting in less diversification in terms of the number, size and geographic region of our investments and the value of an investment in us will be tied more closely to the performance of each individual asset we acquire. Further, we will have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise significant funds in our public offerings. Our inability to raise significant funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.
On February 14, 2013, we filed a registration statement on Form S-11 with the SEC to register the Follow-on Offering. We can give no assurance that we will commence or complete the Follow-on Offering.
On February 12, 2015, in consideration of our offering proceeds raised to date and the pace of sales in this primary public offering, our board of directors approved the termination of our primary public offering stage effective approximately 90 days (as determined by our Chief Executive Officer, such date the “Offering Termination Date”) after we have announced that we have raised $1.3 billion in the aggregate in our primary public offerings, whether in this offering or a follow-on offering. On February 20, 2015 we announced that, as of February 20, 2015, we had accepted aggregate gross offering proceeds in excess of $1.3 billion in this offering. Our Offering Termination Date will be Friday, May 29, 2015.
We plan to continue to offer shares under our dividend reinvestment plan after our primary offering stage terminates. In some states, we will need to renew the registration statement annually or file a new registration statement to continue the dividend reinvestment plan offering. We may terminate our dividend reinvestment plan offering at any time.
During the year ended December 31, 2014, we acquired nine office properties. Our cash needs for these investments were met with proceeds from this offering, proceeds from the sale of real estate and debt financing. Operating cash needs during the same period were met through cash flow generated by our real estate properties and real estate-related investment.
Our real estate properties generate cash flow in the form of rental revenues and tenant reimbursements, which are reduced by operating expenditures, capital expenditures, debt service payments, the payment of asset management fees and corporate general and administrative expenses. Cash flow from operations from our real estate properties is primarily dependent upon the occupancy level of our portfolio, the net effective rental rates on our leases, the collectibility of rent and operating recoveries from our tenants and how well we manage our expenditures. As of December 31, 2014, we owned 20 office properties that were collectively 89% occupied.
Our real estate-related investment generates cash flow in the form of interest income, which is reduced by the payment of asset management fees and corporate general and administrative expenses. Cash flow from operations from our real estate-related investment is primarily dependent on the operating performance of the underlying collateral and the borrower’s ability to make its debt service payments. As of December 31, 2014, the borrower under our real estate loan receivable was current on all contractual debt service payments to us.

As of December 31, 2014, we had mortgage debt obligations in the aggregate principal amount of $1.3 billion, with a weighted-average remaining term of 3.5 years. As of December 31, 2014, we had $22.1 million of revolving debt available for immediate future disbursement under a portfolio loan, subject to certain conditions set forth in the loan agreement.
We made distributions to our stockholders during the year ended December 31, 2014 using cash flow from operations and debt financing. We believe that our cash flow from operations, cash on hand, proceeds from our dividend reinvestment plan, proceeds from the sale of real estate and current and anticipated financing activities are sufficient to meet our liquidity needs for the foreseeable future.
Under our charter, we are required to limit our total operating expenses to the greater of 2% of our average invested assets or 25% of our net income for the four most recently completed fiscal quarters, as these terms are defined in our charter, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. Operating expenses for the four fiscal quarters ended December 31, 2014 did not exceed the charter-imposed limitation.
Cash Flows from Operating Activities
We commenced operations in connection with our first investment on June 24, 2011. As of December 31, 2014, we owned 20 office properties and one real estate loan receivable. During the year ended December 31, 2014, net cash provided by operating activities was $50.3 million, compared to $20.2 million during the year ended December 31, 2013. Net cash provided by operating activities increased in 2014 primarily as a result of our acquisition activity and we expect that our net cash provided by operating activities will increase in future periods as a result of owning investments acquired in 2014 for an entire period and anticipated future acquisitions or originations of real estate investments.
Cash Flows from Investing Activities
Net cash used in investing activities was $1.0 billion for the year ended December 31, 2014 and primarily consisted of the following:

•	$1.0 billion for the acquisitions of nine real estate properties;

•	$42.7 million of net proceeds from the sale of real estate;

•	$31.8 million of improvements to real estate; and

•	$3.0 million of advances on our real estate loan receivable.
Cash Flows from Financing Activities
Our cash flows from financing activities consist primarily of proceeds from this offering, debt financings and distributions paid to our stockholders. During the year ended December 31, 2014, net cash provided by financing activities was $1.1 billion and primarily consisted of the following:

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$584.8 million of net cash provided by debt financing as a result of proceeds from notes payable of $632.2 million, partially offset by principal payments on notes payable of $40.0 million and payments of deferred financing costs of $7.4 million;

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$497.6 million of net cash provided by offering proceeds related to this offering, net of payments of commissions, dealer manager fees and other organization and offering expenses of $57.0 million, including $0.2 million of other organization and offering expenses related to the Follow-on Offering;

•	$27.1 million of net cash distributions, after giving effect to distributions reinvested by stockholders of $29.3 million; and

•	$3.6 million of cash used for redemptions of common stock.
Once we have fully invested the proceeds of our public offerings, we expect that our debt financing and other liabilities will be between 35% and 65% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves). We expect our debt financing related to the acquisition of core real estate properties to be between 45% and 65% of the aggregate cost of all such assets. We expect our debt financing related to the acquisition or origination of real estate-related investments to be between 0% and 65% of the aggregate cost of all such assets, depending upon the availability of such financings in the marketplace. Though this is our target leverage, we do not limit our leverage until our total liabilities would exceed 75% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves), and we may exceed this limit with the approval of the conflicts committee of our board of directors. To the extent financing in excess of this limit is available on attractive terms, our conflicts committee may approve debt in excess of this limit. As of December 31, 2014, our borrowings and other liabilities were approximately 57% of both the cost (before deducting depreciation or other noncash reserves) and book value (before deducting depreciation) of our tangible assets, respectively.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our advisor and our dealer manager. Pursuant to the advisory agreement and the dealer manager agreement, we are obligated to pay fees to and reimburse our advisor, our dealer manager and/or their affiliates, as applicable, for organization and other offering costs related to this offering. See the discussion under “ - Organization and Offering Costs” below. During our acquisition and development stage, we expect to make payments to our advisor in connection with the selection and acquisition or origination of investments, the management of our investments and costs incurred by our advisor in providing services to us. We also pay fees to our advisor in connection with the disposition of investments.
Among the fees payable to our advisor is an asset management fee. With respect to investments in real property, the asset management fee is a monthly fee equal to one-twelfth of 0.75% of the amount paid or allocated to acquire the investment, plus the cost of any subsequent development, construction or improvements to the property. This amount includes any portion of the investment that was debt financed and is inclusive of acquisition expenses related thereto (but excludes acquisition fees paid or payable to our advisor). In the case of investments made through joint ventures, the asset management fee will be determined based on our proportionate share of the underlying investment (but excluding acquisition fees paid to our advisor). With respect to investments in loans and any investments other than real property, the asset management fee is a monthly fee calculated, each month, as one-twelfth of 0.75% of the lesser of (i) the amount actually paid or allocated to acquire or fund the loan or other investment (which amount includes any portion of the investment that was debt financed and is inclusive of acquisition or origination expenses related thereto but is exclusive of acquisition or origination fees paid or payable to our advisor) and (ii) the outstanding principal amount of such loan or other investment, plus the acquisition or origination expenses related to the acquisition or funding of such investment (excluding acquisition or origination fees paid or payable to our advisor), as of the time of calculation.
On September 27, 2014, we and our advisor renewed the advisory agreement. Pursuant to the advisory agreement, with respect to asset management fees accruing from March 1, 2014, our advisor defers, without interest, our obligation to pay asset management fees for any month in which our MFFO for such month, as such term is defined in the practice guideline issued by the IPA in November 2010 and interpreted by us, excluding asset management fees, does not exceed the amount of distributions declared by us for record dates of that month. We remain obligated to pay our advisor an asset management fee in any month in which an MFFO Surplus is created; however, any amount of such asset management fee in excess of the MFFO Surplus will also be deferred under the advisory agreement. If the MFFO Surplus for any month exceeds the amount of the asset management fee payable for such month, any remaining MFFO Surplus will be applied to pay any asset management fee amounts previously deferred in accordance with the advisory agreement.
As of December 31, 2014, we had accrued and deferred payment of $3.5 million of asset management fees under the advisory agreement, as we believe the payment of this amount to our advisor is probable. These fees will be reimbursed in accordance with the terms noted above.  The amount of asset management fees deferred will vary on a month-to-month basis, especially during our offering stage as we may raise capital in this offering (and possibly future offerings) more quickly than we acquire income-producing assets. The total amount of asset management fees deferred as well as the timing of the deferrals and repayments are difficult to predict as they will depend on the volume of capital raised in this offering, the speed with which we are able to deploy capital raised, the level of operating cash flow generated by future acquisitions, the performance of all of the real estate investments in our portfolio and other factors. In addition, deferrals and repayments may occur in the same period, and it is possible that there could be additional deferrals even after the initial deferrals are fully repaid.
However, notwithstanding the foregoing, any and all deferred asset management fees that are unpaid will become immediately due and payable at such time as our stockholders have received, together as a collective group, aggregate distributions (including distributions that may constitute a return of capital for federal income tax purposes) sufficient to provide (i) an 8.0% per year cumulative, noncompounded return on such net invested capital (the “Stockholders’ 8% Return”) and (ii) a return of their net invested capital, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by any amounts to repurchase shares pursuant to our share redemption program. The Stockholders’ 8% Return is not based on the return provided to any individual stockholder. Accordingly, it is not necessary for each of our stockholders to have received any minimum return in order for our advisor to receive deferred asset management fees.
The advisory agreement has a one-year term but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of our advisor and our conflicts committee.

Contractual Commitments and Contingencies
The following is a summary of our contractual obligations as of December 31, 2014 (in thousands):

		Payments Due During the Years Ended December 31,
Contractual Obligations	Total	2015	2016-2017	2018-2019	Thereafter
Outstanding debt obligations (1)	$1,322,898	$20,000	$294,588	$790,349	$217,961
Interest payments on outstanding debt obligations (2)	118,993	32,729	60,139	21,596	4,529
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(1) Amounts include principal payments only.
(2) Projected interest payments are based on the outstanding principal amounts and interest rates in effect as of December 31, 2014 (consisting of the contractual interest rate and the effect of interest rate swaps, if applicable). We incurred interest expense of $23.6 million, excluding amortization of deferred financing costs totaling $1.9 million and unrealized loss on derivatives of $1.5 million, during the year ended December 31, 2014.
Results of Operations
Overview
Our results of operations as of December 31, 2014 are not indicative of those expected in future periods, as we broke escrow in this offering on March 24, 2011 and have since been raising money in and investing the proceeds from this offering. As of December 31, 2013, we owned 12 office properties and one real estate loan receivable. As of December 31, 2014, we owned 20 office properties and one real estate loan receivable and had sold one office property. In general, we expect that our income and expenses related to our portfolio will increase in future periods as a result of owning the investments acquired in 2014 for an entire period and anticipated future acquisitions of real estate investments. As a result, the results of operations presented for the years ended December 31, 2014 and 2013 are not directly comparable.
Comparison of the year ended December 31, 2014 versus the year ended December 31, 2013
The following table provides summary information about our results of operations for the years ended December 31, 2014 and 2013 (dollar amounts in thousands):

	For the Years Ended December 31,		Increase (Decrease)	Percentage Change	$ Change Due to Acquisitions and Dispositions (1)	$ Change Due to Properties or Loans Held Throughout Both Periods (2)
	2014	2013
Rental income	$141,535	$61,253	$80,282	131%	$79,744	$538
Tenant reimbursements	40,636	16,612	24,024	145%	23,638	386
Interest income from real estate loan receivable	1,352	1,082	270	25%	—	270
Other operating income	5,373	1,476	3,897	264%	3,936	(39)
Operating, maintenance and management costs	46,223	20,870	25,353	121%	25,343	10
Real estate taxes and insurance	31,623	14,134	17,489	124%	18,248	(759)
Asset management fees to affiliate	11,476	4,653	6,823	147%	6,761	62
Real estate acquisition fees to affiliate	10,441	9,423	1,018	11%	1,018	n/a
Real estate acquisition fees and expenses	2,497	5,677	(3,180)	(56)%	(3,180)	n/a
General and administrative expenses	3,403	2,234	1,169	52%	n/a	n/a
Depreciation and amortization	79,563	35,380	44,183	125%	44,741	(558)
Interest expense	27,003	9,751	17,252	177%	n/a	n/a
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(1) Represents the dollar amount increase (decrease) for the year ended December 31, 2014 compared to the year ended December 31, 2013 related to real estate investments acquired or disposed of on or after January 1, 2013.
(2) Represents the dollar amount increase (decrease) for the year ended December 31, 2014 compared to the year ended December 31, 2013 with respect to real estate investments owned by us throughout both periods presented.
Rental income and tenant reimbursements from our real estate properties increased from $77.9 million for the year ended December 31, 2013 to $182.2 million for the year ended December 31, 2014, primarily as a result of the growth in our real estate portfolio, partially offset by the sale of one of our properties on February 19, 2014. We expect that our rental income and tenant reimbursements will increase in future periods as a result of owning the real estate properties acquired in 2014 for an entire period and anticipated future acquisitions of real estate properties.

Interest income from our real estate loan receivable, recognized using the interest method, increased from $1.1 million for the year ended December 31, 2013 to $1.4 million for the year ended December 31, 2014. The increase in interest income is a result of an increase in the overall loan balance as a result of advances made under the real estate loan receivable. We expect interest income to vary in future periods as we make advances under the real estate loan receivable or receive principal repayments and to the extent we make any additional investments in real estate loans receivable.
Other operating income increased from $1.5 million during the year ended December 31, 2013 to $5.4 million for the year ended December 31, 2014, primarily as a result of the growth in our real estate portfolio. Other operating income primarily consisted of parking revenues. We expect other operating income to increase in future periods as a result of owning the real estate properties acquired in 2014 for an entire period and anticipated future acquisitions of real estate properties.
Operating, maintenance and management costs increased from $20.9 million for the year ended December 31, 2013 to $46.2 million for the year ended December 31, 2014, primarily as a result of the growth in our real estate portfolio, partially offset by the sale of one of our properties on February 19, 2014. We expect operating, maintenance and management costs to increase in future periods as a result of owning the real estate properties acquired in 2014 for an entire period and anticipated future acquisitions of real estate properties.
Real estate taxes and insurance increased from $14.1 million for the year ended December 31, 2013 to $31.6 million for the year ended December 31, 2014, primarily as a result of the growth in our real estate portfolio, partially offset by the sale of one of our properties on February 19, 2014. We expect real estate taxes and insurance to increase in future periods as a result of owning the real estate properties acquired in 2014 for an entire period and anticipated future acquisitions of real estate properties.
Asset management fees with respect to our real estate investments increased from $4.7 million for the year ended December 31, 2013 to $11.5 million for the year ended December 31, 2014, primarily as a result of the growth in our real estate portfolio, partially offset by the sale of one of our properties on February 19, 2014. We expect asset management fees to increase in future periods as a result of owning the real estate properties acquired in 2014 for an entire period and anticipated future acquisitions of real estate investments. As of December 31, 2014, there were $3.5 million of accrued and deferred asset management fees. For a discussion of accrued and deferred asset management fees, see “Liquidity and Capital Resources - Cash Flows from Financing Activities” above.
Real estate acquisition fees and expenses to affiliates and non-affiliates decreased from $15.1 million for the year ended December 31, 2013 to $12.9 million for the year ended December 31, 2014. Although we made more acquisitions in 2014, acquisition expenses were higher in 2013 due to a $3.2 million transfer tax paid in 2013 in connection with the acquisition of an office property in Chicago, Illinois. We expect real estate acquisition fees and expenses to vary in future periods based upon acquisition activity.
Depreciation and amortization increased from $35.4 million for the year ended December 31, 2013 to $79.6 million for the year ended December 31, 2014, primarily as a result of the growth in our real estate portfolio, partially offset by the sale of one of our properties on February 19, 2014. We expect depreciation and amortization to increase in future periods as a result of owning the real estate properties acquired in 2014 for an entire period and anticipated future acquisitions of real estate properties.
Interest expense increased from $9.8 million for the year ended December 31, 2013 to $27.0 million for the year ended December 31, 2014. Included in interest expense is the amortization of deferred financing costs of $1.9 million and $1.2 million for the years ended December 31, 2014 and 2013, respectively. Also included in interest expense is an unrealized loss on derivatives of $1.5 million for the year ended December 31, 2014. The increase in interest expense is primarily due to increased borrowings as a result of our use of additional debt in acquiring real estate properties in 2014. We expect interest expense to increase in future periods as a result of additional borrowing for anticipated future acquisitions of real estate investments.

Comparison of the year ended December 31, 2013 versus the year ended December 31, 2012
The following table provides summary information about our results of operations for the years ended December 31, 2013 and 2012 (dollar amounts in thousands):

	For the Years Ended December 31,		Increase (Decrease)	Percentage Change	$ Change Due to Acquisitions (1)	$ Change Due to Properties or Loans Held Throughout Both Periods (2)
	2013	2012
Rental income	$61,253	$21,155	$40,098	190%	$40,078	$20
Tenant reimbursements	16,612	5,122	11,490	224%	11,284	206
Interest income from real estate loan receivable	1,082	889	193	22%	—	193
Other operating income	1,476	117	1,359	1,162%	1,376	(17)
Operating, maintenance and management costs	20,870	5,922	14,948	252%	14,856	92
Real estate taxes and insurance	14,134	4,567	9,567	209%	9,595	(28)
Asset management fees to affiliate	4,653	1,732	2,921	169%	2,901	20
Real estate acquisition fees to affiliates	9,423	2,296	7,127	310%	7,127	n/a
Real estate acquisition fees and expenses	5,677	1,069	4,608	431%	4,608	n/a
General and administrative expenses	2,234	1,974	260	13%	n/a	n/a
Depreciation and amortization	35,380	13,865	21,515	155%	21,404	111
Interest expense	9,751	3,568	6,183	173%	6,338	(155)
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(1) Represents the dollar amount increase (decrease) for the year ended December 31, 2013 compared to the year ended December 31, 2012 related to real estate investments acquired on or after January 1, 2012.
(2) Represents the dollar amount increase (decrease) for the year ended December 31, 2013 compared to the year ended December 31, 2012 with respect to real estate investments owned by us throughout both periods presented.
Rental income and tenant reimbursements from our real estate properties increased from $26.3 million for the year ended December 31, 2012 to $77.9 million for the year ended December 31, 2013, primarily as a result of the growth in our real estate portfolio and holding the real estate properties acquired in 2012 for an entire period.
Interest income from our real estate loan receivable, recognized using the interest method, increased from $0.9 million for the year ended December 31, 2012 to $1.1 million for the year ended December 31, 2013. The increase in interest income is a result of an increase in the overall loan balance as a result of advances made under the real estate loan receivable.
Operating, maintenance and management costs increased from $5.9 million for the year ended December 31, 2012 to $20.9 million for the year ended December 31, 2013, primarily as a result of the growth in our real estate portfolio and holding the real estate properties acquired in 2012 for an entire period.
Real estate taxes and insurance increased from $4.6 million for the year ended December 31, 2012 to $14.1 million for the year ended December 31, 2013, primarily as a result of the growth in our real estate portfolio and holding the real estate properties acquired in 2012 for an entire period.
Asset management fees with respect to our real estate investments increased from $1.7 million for the year ended December 31, 2012 to $4.7 million for the year ended December 31, 2013, primarily as a result of the growth of our real estate portfolio. All asset management fees incurred as of December 31, 2013 have been paid.
Real estate acquisition fees and expenses to affiliates and non-affiliates increased from $3.4 million for the year ended December 31, 2012 to $15.1 million for the year ended December 31, 2013. The increase is primarily due to the difference in the total acquisition cost for real estate properties acquired during the year ended December 31, 2012 of $228.3 million compared to the total acquisition cost for real estate properties acquired during the year ended December 31, 2013 of $932.3 million.
Depreciation and amortization increased from $13.9 million for the year ended December 31, 2012 to $35.4 million for the year ended December 31, 2013, primarily as a result of the growth in our real estate portfolio and holding the real estate properties acquired in 2012 for an entire period.
Interest expense increased from $3.6 million for the year ended December 31, 2012 to $9.8 million for the year ended December 31, 2013. Included in interest expense is the amortization of deferred financing costs of $1.2 million and $0.9 million for the years ended December 31, 2013 and 2012, respectively. The increase in interest expense is primarily a result of an increased notes payable principal balance as a result of our use of debt in acquiring real estate properties in 2013.

Organization and Offering Costs
Our organization and offering costs (other than selling commissions and dealer manager fees) may be paid by our advisor, our dealer manager or their affiliates on our behalf, or we may pay these costs directly. Offering costs include all costs incurred or to be incurred by us in connection with this offering or the Follow-on Offering. Organization costs include all costs incurred by us in connection with our formation, including but not limited to legal fees and other costs to incorporate. Organization costs are expensed as incurred and offering costs in this offering, which include selling commissions and dealer manager fees, are charged as incurred as a reduction to stockholders’ equity.
Pursuant to the advisory agreement and the dealer manager agreement, we are obligated to reimburse our advisor, our dealer manager and their affiliates for organization and offering costs they incur on our behalf.  However, at the termination of this primary initial public offering and at the termination of the offering pursuant to our dividend reinvestment plan, our advisor has agreed to reimburse us to the extent that selling commissions, dealer manager fees and other organization and offering expenses incurred by us exceed 15% of the gross offering proceeds. In addition, at the end of this primary initial public offering and again at the end of the offering pursuant to our dividend reinvestment plan, our advisor has agreed to reimburse us to the extent that organization and offering expenses, excluding underwriting compensation (which includes selling commissions, dealer manager fees and any other items viewed as underwriting compensation by FINRA), exceed 2% of gross offering proceeds. We directly pay or reimburse our dealer manager for underwriting compensation as discussed in the prospectus for this offering, provided that within 30 days after the end of the month in which this primary initial public offering terminates, our dealer manager must reimburse us to the extent that our reimbursements cause total underwriting compensation for this primary initial public offering to exceed 10% of the gross offering proceeds from this offering. We also directly pay or reimburse our dealer manager for bona fide invoiced due diligence expenses of broker-dealers. However, no reimbursements made by us to our advisor or our dealer manager may cause total organization and offering expenses incurred by us (including selling commissions, dealer manager fees and all other items of organization and offering expenses) to exceed 15% of the aggregate gross proceeds from this primary offering and the offering pursuant to our dividend reinvestment plan as of the date of reimbursement. As of December 31, 2014, selling commissions, dealer manager fees, and organization and other offering costs did not exceed 15% of the gross offering proceeds. Through December 31, 2014, including shares issued through our dividend reinvestment plan, we had sold 123,891,580 shares in this offering for gross offering proceeds of $1.2 billion and incurred selling commissions and dealer manager fees of $109.9 million and organization and other offering costs of $20.1 million in this offering.
In addition, from inception through December 31, 2014, we had recorded $1.2 million of offering costs related to the Follow-on Offering. Pursuant to the advisory agreement, our advisor would be obligated to reimburse us to the extent offering costs incurred by us in the Follow-on Offering exceed 15% of the gross offering proceeds of the offering. As of December 31, 2014, we had not commenced the Follow-on Offering and as such, we recorded $1.2 million of offering costs as deferred financing costs, prepaid expenses and other assets on our consolidated balance sheet as of December 31, 2014. We may not reimburse our dealer manager for expenses it has incurred to the extent that total organization and offering expenses incurred by us exceed 15% of the aggregate gross proceeds from the Follow-on Offering. Since as of December 31, 2014, we had not commenced the Follow-on Offering, we had not reimbursed any amounts to our dealer manager related to the Follow-on Offering.
Funds from Operations and Modified Funds from Operations
We believe that FFO is a beneficial indicator of the performance of an equity REIT. We compute FFO in accordance with the current NAREIT definition. FFO represents net income, excluding gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), impairment losses on real estate assets, depreciation and amortization of real estate assets, and adjustments for unconsolidated partnerships and joint ventures. We believe FFO facilitates comparisons of operating performance between periods and among other REITs. However, our computation of FFO may not be comparable to other REITs that do not define FFO in accordance with the NAREIT definition or that interpret the current NAREIT definition differently than we do. Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and provides a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.

Changes in accounting rules have resulted in a substantial increase in the number of non-operating and non-cash items included in the calculation of FFO. Items such as acquisition fees and expenses, which had previously been capitalized prior to 2009, are currently expensed and accounted for as operating expenses. As a result, our management also uses modified funds from operations (“MFFO”) as an indicator of our ongoing performance as well as our dividend sustainability. MFFO excludes from FFO: acquisition fees and expenses; adjustments related to contingent purchase price obligations; amounts relating to straight-line rents and amortization of above and below market intangible lease assets and liabilities; accretion of discounts and amortization of premiums on debt investments; amortization of closing costs relating to debt investments; impairments of real estate-related investments; mark-to-market adjustments included in net income; and gains or losses included in net income for the extinguishment or sale of debt or hedges. We compute MFFO in accordance with the definition of MFFO included in the practice guideline issued by the IPA in November 2010 as interpreted by management. Our computation of MFFO may not be comparable to other REITs that do not compute MFFO in accordance with the current IPA definition or that interpret the current IPA definition differently than we do.
We believe that MFFO is helpful as a measure of ongoing operating performance because it excludes costs that management considers more reflective of investing activities and other non-operating items included in FFO.  Management believes that excluding acquisition costs from MFFO provides investors with supplemental performance information that is consistent with management’s analysis of the operating performance of the portfolio over time, including periods after our acquisition stage.  MFFO also excludes non-cash items such as straight-line rental revenue.  Additionally, we believe that MFFO provides investors with supplemental performance information that is consistent with the performance indicators and analysis used by management, in addition to net income and cash flows from operating activities as defined by GAAP, to evaluate the sustainability of our operating performance.  MFFO provides comparability in evaluating the operating performance of our portfolio with other non-traded REITs which typically have limited lives with short and defined acquisition periods and targeted exit strategies.  MFFO, or an equivalent measure, is routinely reported by non-traded REITs, and we believe often used by analysts and investors for comparison purposes. However, MFFO has limitations as a performance measure during the offering stage for non-traded REITs where the price of a share of common stock is a stated value, which includes adding in certain offering costs.  As a result, MFFO should not be used as a metric to determine or evaluate the net asset value.
FFO and MFFO are non-GAAP financial measures and do not represent net income as defined by GAAP. Net income as defined by GAAP is the most relevant measure in determining our operating performance because FFO and MFFO include adjustments that investors may deem subjective, such as adding back expenses such as depreciation and amortization and the other items described above. Accordingly, FFO and MFFO should not be considered as alternatives to net income as an indicator of our current and historical operating performance. In addition, FFO and MFFO do not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an indication of our liquidity. We believe FFO and MFFO, in addition to net income and cash flows from operating activities as defined by GAAP, are meaningful supplemental performance measures.
Although MFFO includes other adjustments, the exclusion of adjustments for straight-line rent, the amortization of above- and below-market leases, unrealized losses on derivative instruments and acquisition fees and expenses are the most significant adjustments for the periods presented.  We have excluded these items based on the following economic considerations:

•
Adjustments for straight-line rent.  These are adjustments to rental revenue as required by GAAP to recognize contractual lease payments on a straight-line basis over the life of the respective lease.  We have excluded these adjustments in our calculation of MFFO to more appropriately reflect the current economic impact of our in-place leases, while also providing investors with a useful supplemental metric that addresses core operating performance by removing rent we expect to receive in a future period or rent that was received in a prior period;

•
Amortization of above- and below-market leases.  Similar to depreciation and amortization of real estate assets and lease related costs that are excluded from FFO, GAAP implicitly assumes that the value of intangible lease assets and liabilities diminishes predictably over time and requires that these charges be recognized currently in revenue.  Since market lease rates in the aggregate have historically risen or fallen with local market conditions, management believes that by excluding these charges, MFFO provides useful supplemental information on the realized economics of the real estate;

•
Unrealized losses on derivative instruments.  These adjustments include unrealized (gains) losses from mark-to-market adjustments on interest rate swaps. The change in fair value of interest rate swaps not designated as a hedge are non-cash adjustments recognized directly in earnings and are included in interest expense.  We have excluded these adjustments in our calculation of MFFO to more appropriately reflect the economic impact of our interest rate swap agreements; and

•
Acquisition fees and expenses.  Acquisition fees and expenses related to the acquisition of real estate are generally expensed.  Although these amounts reduce net income, we exclude them from MFFO to more appropriately present the ongoing operating performance of our real estate investments on a comparative basis.  Additionally, acquisition costs have been funded from the proceeds from this offering and debt financings and not from our operations.  We believe this exclusion is useful to investors as it allows investors to more accurately evaluate the sustainability of our operating performance.

Our calculation of FFO, which we believe is consistent with the calculation of FFO as defined by NAREIT, is presented in the following table, along with our calculation of MFFO, for the years ended December 31, 2014, 2013 and 2012, respectively (in thousands). No conclusions or comparisons should be made from the presentation of these periods.

	For the Years Ended December 31,
	2014	2013	2012
Net loss	$(12,352)	$(21,637)	$(7,682)
Depreciation of real estate assets	30,088	11,445	4,150
Amortization of lease-related costs	49,475	23,935	9,715
Gain on sale of real estate, net	(10,894)	—	—
FFO	$56,317	$13,743	$6,183
Straight-line rent and amortization of above- and below-market leases	(13,766)	(7,054)	(2,664)
Amortization of discounts and closing costs	26	24	22
Unrealized losses on derivative instruments	1,494	—	—
Real estate acquisition fees to affiliate	10,441	9,423	2,296
Real estate acquisition fees and expenses	2,497	5,677	1,069
MFFO	$57,009	$21,813	$6,906
FFO and MFFO may also be used to fund all or a portion of certain capitalizable items that are excluded from FFO and MFFO, such as tenant improvements, building improvements and deferred leasing costs. We expect FFO and MFFO to improve as we acquire additional real estate investments.
Distributions
Until we have fully invested the proceeds of our public offerings, and from time to time during our operational stage, we may not pay distributions solely from our cash flow from operating activities or FFO, in which case distributions may be paid in whole or in part from debt financing. Distributions declared, distributions paid and cash flow from (used in) operating activities were as follows during 2014 (in thousands, except per share amounts):

	Distributions Declared (1)	Distributions Declared Per Share (1) (2)	Distributions Paid (3)			Cash Flow from (used in) Operating Activities	Sources of Distributions Paid
Period			Cash	Reinvested	Total		Amount Paid from Cash Flow From Operating Activities/Percentage of Distributions Paid		Amount Paid from Borrowings/Percentage of Distributions Paid
First Quarter 2014	$11,661	$0.160	$5,392	$5,576	$10,968	$(194)	$—	/ 0%	$10,968	/ 100%
Second Quarter 2014	14,142	0.162	6,578	7,063	13,641	21,909	13,641	/ 100%	—	/ 0%
Third Quarter 2014	15,413	0.164	7,147	7,852	14,999	13,833	14,999	/ 100%	—	/ 0%
Fourth Quarter 2014	18,265	0.164	8,009	8,838	16,847	14,798	16,847	/ 100%	—	/ 0%
	$59,481	$0.650	$27,126	$29,329	$56,455	$50,346	$45,487	/ 81%	$10,968	/ 19%
_____________________
(1) Distributions for the period from January 1, 2014 through December 31, 2014 were based on daily record dates and were calculated at a rate of $0.00178082 per share per day.
(2) Assumes share was issued and outstanding each day during the periods presented.
(3)Distributions are paid on a monthly basis. Distributions for all record dates of a given month are paid on or about the first business day of the following month.

For the year ended December 31, 2014, we paid aggregate distributions of $56.5 million, including $27.1 million of distributions paid in cash and $29.4 million of distributions reinvested through our dividend reinvestment plan. Our net loss for the year ended December 31, 2014 was $12.4 million. FFO for the year ended December 31, 2014 was $56.3 million and cash flow from operating activities was $50.3 million. See the reconciliation of FFO to net loss above. We funded our total distributions paid, which includes net cash distributions and dividends reinvested by stockholders, with $45.5 million of cash flow from operating activities and $11.0 million of debt financing. For purposes of determining the source of our distributions paid, we assume first that we use cash flow from operating activities from the relevant or prior periods to fund distribution payments.
From inception through December 31, 2014, we paid cumulative distributions of $95.9 million and our cumulative net loss during the same period was $44.1 million. To the extent that we pay distributions from sources other than our cash flow from operating activities, we will have less funds available for the acquisition of real estate investments, the overall return to our stockholders may be reduced and subsequent investors will experience dilution.
Over the long-term, we expect that a greater percentage of our distributions will be paid from cash flow from operating activities and FFO (except with respect to distributions related to sales of our assets and distributions related to the repayment of principal under real estate-related investments). During our offering stage, when we may raise capital in this offering (and possibly future offerings) more quickly than we acquire income-producing assets, and from time to time during our operational stage, we may not pay distributions solely from our cash flow from operating activities. Further, our operating performance cannot be accurately predicted and may deteriorate in the future due to numerous factors, including those discussed under “Risk Factors” in the prospectus and in this supplement. Those factors include: our ability to continue to raise capital to make additional investments; the future operating performance of our current and future real estate investments in the existing real estate and financial environment; our advisor’s ability to identify additional real estate investments that are suitable to execute our investment objectives; the success and economic viability of our tenants; the ability of our borrowers and their sponsors to continue to make their debt service payments and/or to repay their loans upon maturity; our ability to refinance existing indebtedness at comparable terms; changes in interest rates on any variable rate debt obligations we incur; and the level of participation in our dividend reinvestment plan. In the event our FFO and/or cash flow from operating activities decrease in the future, the level of our distributions may also decrease.  In addition, future distributions declared and paid may exceed FFO and/or cash flow from operating activities.
Critical Accounting Policies
Below is a discussion of the accounting policies that management considers critical in that they involve significant management judgments and assumptions, require estimates about matters that are inherently uncertain and because they are important for understanding and evaluating our reported financial results. These judgments affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.
Revenue Recognition
Real Estate
We recognize minimum rent, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectability is reasonably assured and record amounts expected to be received in later years as deferred rent receivable. If the lease provides for tenant improvements, we determine whether the tenant improvements, for accounting purposes, are owned by the tenant or by us. When we are the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance (including amounts that the tenant can take in the form of cash or a credit against its rent) that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:

•	whether the lease stipulates how a tenant improvement allowance may be spent;

•	whether the amount of a tenant improvement allowance is in excess of market rates;

•	whether the tenant or landlord retains legal title to the improvements at the end of the lease term;

•	whether the tenant improvements are unique to the tenant or general-purpose in nature; and

•	whether the tenant improvements are expected to have any residual value at the end of the lease.
We record property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred.

We make estimates of the collectability of our tenant receivables related to base rents, including deferred rent receivable, expense reimbursements and other revenue or income. We specifically analyze accounts receivable, deferred rent receivable, historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, we make estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectibility of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. When a tenant is in bankruptcy, we will record a bad debt reserve for the tenant’s receivable balance and generally will not recognize subsequent rental revenue until cash is received or until the tenant is no longer in bankruptcy and has the ability to make rental payments.
Real Estate Loans Receivable
Interest income on our real estate loan receivable is recognized on an accrual basis over the life of the investment using the interest method. Direct loan origination fees and origination or acquisition costs, as well as acquisition premiums or discounts, are capitalized and amortized over the term of the loan as an adjustment to interest income. We will place loans on nonaccrual status when any portion of principal or interest is 90 days past due, or earlier when concern exists as to the ultimate collection of principal or interest. When a loan is placed on nonaccrual status, we will reverse the accrual for unpaid interest and generally will not recognize subsequent interest income until the cash is received, or the loan returns to accrual status. We will resume the accrual of interest if we determine the collection of interest according to the contractual terms of the loan is probable.
Real Estate
Depreciation and Amortization
Real estate costs related to the acquisition and improvement of properties are capitalized and amortized over the expected useful life of the asset on a straight-line basis. Repair and maintenance costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repair and maintenance costs include all costs that do not extend the useful life of the real estate asset. We consider the period of future benefit of an asset to determine its appropriate useful life. Expenditures for tenant improvements are capitalized and amortized over the shorter of the tenant’s lease term or expected useful life. We anticipate the estimated useful lives of our assets by class to be generally as follows:

Buildings	25-40 years
Building improvements	10-25 years
Tenant improvements	Shorter of lease term or expected useful life
Tenant origination and absorption costs	Remaining term of related leases, including below-market renewal periods
Real Estate Acquisition Valuation
We record the acquisition of income-producing real estate or real estate that will be used for the production of income as a business combination. All assets acquired and liabilities assumed in a business combination are measured at their acquisition-date fair values. Acquisition costs are expensed as incurred and restructuring costs that do not meet the definition of a liability at the acquisition date are expensed in periods subsequent to the acquisition date.
We assess the acquisition date fair values of all tangible assets, identifiable intangibles and assumed liabilities using methods similar to those used by independent appraisers, generally utilizing a discounted cash flow analysis that applies appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors, including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it were vacant.
We record above-market and below-market in-place lease values for acquired properties based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of above-market in-place leases and for the initial term plus any extended term for any leases with below-market renewal options. We amortize any recorded above-market or below-market lease values as a reduction or increase, respectively, to rental income over the remaining non-cancelable terms of the respective lease, including any below-market renewal periods.
We estimate the value of tenant origination and absorption costs by considering the estimated carrying costs during hypothetical expected lease up periods, considering current market conditions. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease up periods.

We amortize the value of tenant origination and absorption costs to depreciation and amortization expense over the remaining non-cancelable term of the leases.
Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities require us to make significant assumptions to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment. The use of inappropriate assumptions would result in an incorrect valuation of our acquired tangible assets, identifiable intangibles and assumed liabilities, which would impact the amount of our net income.
Impairment of Real Estate and Related Intangible Assets and Liabilities
We continually monitor events and changes in circumstances that could indicate that the carrying amounts of our real estate and related intangible assets and liabilities may not be recoverable or realized. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets and liabilities may not be recoverable, we assess the recoverability by estimating whether we will recover the carrying value of the real estate and related intangible assets and liabilities through its undiscounted future cash flows and its eventual disposition. If, based on this analysis, we do not believe that we will be able to recover the carrying value of the real estate and related intangible assets and liabilities, we would record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the real estate and related intangible assets and liabilities.
Projecting future cash flows involves estimating expected future operating income and expenses related to the real estate and its related intangible assets and liabilities as well as market and other trends. Using inappropriate assumptions to estimate cash flows could result in incorrect fair values of the real estate and its related intangible assets and liabilities and could result in the overstatement of the carrying values of our real estate and related intangible assets and liabilities and an overstatement of our net income.
Real Estate Held for Sale and Discontinued Operations
We generally considers real estate to be “held for sale” when the following criteria are met: (i) management commits to a plan to sell the property, (ii) the property is available for sale immediately, (iii) the property is actively being marketed for sale at a price that is reasonable in relation to its current fair value, (iv) the sale of the property within one year is considered probable and (v) significant changes to the plan to sell are not expected.  Real estate that is held for sale and its related assets are classified as “real estate held for sale” and “assets related to real estate held for sale,” respectively, for all periods presented in the accompanying consolidated financial statements.  Notes payable and other liabilities related to real estate held for sale are classified as “notes payable related to real estate held for sale” and “liabilities related to real estate held for sale,” respectively, for all periods presented in the accompanying consolidated financial statements.  Real estate classified as held for sale is no longer depreciated and is reported at the lower of its carrying value or its estimated fair value less estimated costs to sell.  Operating results of properties that were disposed of or classified as held for sale in the ordinary course of business during the year ended December 31, 2014 that had not been classified as held for sale in financial statements prior to January 1, 2014 are included in continuing operations on our consolidated statements of operations.
Real Estate Loan Receivable
Our real estate loan receivable is recorded at amortized cost, net of loan loss reserves (if any), and evaluated for impairment at each balance sheet date. The amortized cost of a real estate loan receivable is the outstanding unpaid principal balance, net of unamortized acquisition premiums or discounts and unamortized costs and fees directly associated with the origination or acquisition of the loan.
The reserve for loan losses is a valuation allowance that reflects our estimate of loan losses inherent in the loan portfolio as of the balance sheet date. The reserve is adjusted through “Provision for loan losses” in our consolidated statements of operations and is decreased by charge-offs to specific loans when losses are confirmed. The reserve for loan losses may include a portfolio-based component and an asset-specific component.
An asset-specific reserve relates to reserves for losses on loans considered impaired. We consider a loan to be impaired when, based upon current information and events, we believe that it is probable that we will be unable to collect all amounts due under the contractual terms of the loan agreement. We also consider a loan to be impaired if we grant the borrower a concession through a modification of the loan terms or if we expect to receive assets (including equity interests in the borrower) with fair values that are less than the carrying value of our loan in satisfaction of the loan. A reserve is established when the present value of payments expected to be received, observable market prices, the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) or amounts expected to be received in satisfaction of a loan are lower than the carrying value of that loan.
Failure to recognize impairments would result in the overstatement of earnings and the carrying value of our real estate loans held for investment. Actual losses, if any, could differ significantly from estimated amounts.

Derivative Instruments
We enter into derivative instruments for risk management purposes to hedge our exposure to cash flow variability caused by changing interest rates on our variable rate notes payable. We record these derivative instruments at fair value on the accompanying consolidated balance sheets. Derivative instruments designated and qualifying as a hedge of the exposure to variability in expected future cash flows or other types of forecasted transactions are considered cash flow hedges. The change in fair value of the effective portion of a derivative instrument that is designated as a cash flow hedge is recorded as other comprehensive income (loss) on the accompanying consolidated statements of comprehensive income (loss) and consolidated statements of equity. The changes in fair value for derivative instruments that are not designated as a hedge or that do not meet the hedge accounting criteria are recorded as gain or loss on derivative instruments on the accompanying consolidated statements of operations.
We formally document all relationships between hedging instruments and hedged items, as well as our risk-management objectives and strategy for undertaking various hedge transactions. This process includes designating all derivative instruments that are part of a hedging relationship to specific forecasted transactions or recognized obligations on the consolidated balance sheets. We also assess and document, both at the hedging instrument’s inception and on a quarterly basis thereafter, whether the derivative instruments that are used in hedging transactions are highly effective in offsetting changes in cash flows associated with the respective hedged items. When we determine that a derivative instrument ceases to be highly effective as a hedge, or that it is probable the underlying forecasted transaction will not occur, we discontinue hedge accounting prospectively and reclassify amounts recorded in accumulated other comprehensive income (loss) to earnings.
Fair Value Measurements
Under GAAP, we are required to measure certain financial instruments at fair value on a recurring basis. In addition, we are required to measure other non-financial and financial assets and liabilities at fair value on a non-recurring basis (e.g., carrying value of impaired real estate loans receivable and long-lived assets). Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three-tiered approach. Fair value measurements are classified and disclosed in one of the following three categories:

•	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

•
Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.
When available, we utilize quoted market prices from independent third-party sources to determine fair value and classify such items in Level 1 or Level 2. In instances where the market for a financial instrument is not active, regardless of the availability of a nonbinding quoted market price, observable inputs might not be relevant and could require us to make a significant adjustment to derive a fair value measurement. Additionally, in an inactive market, a market price quoted from an independent third party may rely more on models with inputs based on information available only to that independent third party. When we determine the market for a financial instrument owned by us to be illiquid or when market transactions for similar instruments do not appear orderly, we use several valuation sources (including internal valuations, discounted cash flow analysis and quoted market prices) and establish a fair value by assigning weights to the various valuation sources. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, we measure fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach.
Changes in assumptions or estimation methodologies can have a material effect on these estimated fair values. In this regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, may not be realized in an immediate settlement of the instrument.

We consider the following factors to be indicators of an inactive market: (i) there are few recent transactions, (ii) price quotations are not based on current information, (iii) price quotations vary substantially either over time or among market makers (for example, some brokered markets), (iv) indexes that previously were highly correlated with the fair values of the asset or liability are demonstrably uncorrelated with recent indications of fair value for that asset or liability, (v) there is a significant increase in implied liquidity risk premiums, yields, or performance indicators (such as delinquency rates or loss severities) for observed transactions or quoted prices when compared with our estimate of expected cash flows, considering all available market data about credit and other nonperformance risk for the asset or liability, (vi) there is a wide bid-ask spread or significant increase in the bid-ask spread, (vii) there is a significant decline or absence of a market for new issuances (that is, a primary market) for the asset or liability or similar assets or liabilities, and (viii) little information is released publicly (for example, a principal-to-principal market).
We consider the following factors to be indicators of non-orderly transactions: (i) there was not adequate exposure to the market for a period before the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets or liabilities under current market conditions, (ii) there was a usual and customary marketing period, but the seller marketed the asset or liability to a single market participant, (iii) the seller is in or near bankruptcy or receivership (that is, distressed), or the seller was required to sell to meet regulatory or legal requirements (that is, forced), and (iv) the transaction price is an outlier when compared with other recent transactions for the same or similar assets or liabilities.
Income Taxes
We have elected to be taxed as a REIT under the Internal Revenue Code. To qualify as a REIT, we must continue to meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to stockholders (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, we generally will not be subject to federal income tax on income that we distribute as dividends to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost, unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially and adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT.
Experts
The consolidated financial statements of KBS Real Estate Investment Trust III, Inc. as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, and the accompanying financial statement schedule, appearing in this supplement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of
KBS Real Estate Investment Trust III, Inc.

We have audited the accompanying consolidated balance sheets of KBS Real Estate Investment Trust III, Inc. (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2014. Our audits also included the financial statement schedule in Item 15(a), Schedule III-Real Estate Assets and Accumulated Depreciation and Amortization. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of KBS Real Estate Investment Trust III, Inc. at December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Ernst & Young LLP

Irvine, California
March 9, 2015

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31, 2014	December 31, 2013

Assets
Real estate:
Land	$292,228	$172,658
Buildings and improvements	1,794,464	944,440
Tenant origination and absorption costs	221,169	123,830
Total real estate held for investment, cost	2,307,861	1,240,928
Less accumulated depreciation and amortization	(110,781)	(42,044)
Total real estate held for investment, net	2,197,080	1,198,884
Real estate held for sale, net	—	31,245
Total real estate, net	2,197,080	1,230,129
Real estate loan receivable, net	20,010	17,190
Cash and cash equivalents	99,135	33,189
Rents and other receivables, net	20,763	8,370
Above-market leases, net	13,744	7,602
Assets related to real estate held for sale	—	1,027
Deferred financing costs, prepaid expenses and other assets	35,703	13,887
Total assets	$2,386,435	$1,311,394
Liabilities and stockholders’ equity
Notes payable
Notes payable	$1,322,898	$700,022
Notes payable related to real estate held for sale	—	30,668
Total notes payable	1,322,898	730,690
Accounts payable and accrued liabilities	35,167	24,783
Due to affiliates	3,554	57
Distributions payable	6,613	3,587
Below-market leases, net	32,745	27,120
Liabilities related to real estate held for sale	—	210
Other liabilities	23,033	9,716
Total liabilities	1,424,010	796,163
Commitments and contingencies (Note 13)
Redeemable common stock	29,329	12,414
KBS REIT III, Inc. stockholders’ equity
Preferred stock, $.01 par value; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value; 1,000,000,000 shares authorized, 123,426,546 and 66,430,888 shares issued and outstanding as of December 31, 2014 and December 31, 2013, respectively	1,234	664
Additional paid-in capital	1,080,673	574,762
Accumulated other comprehensive (loss) income	(2,190)	2,179
Cumulative distributions and net losses	(146,621)	(74,788)
Total stockholders’ equity	933,096	502,817
Total liabilities and stockholders’ equity	$2,386,435	$1,311,394
See accompanying notes to consolidated financial statements.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Years Ended December 31,
	2014	2013	2012
Revenues:
Rental income	$141,535	$61,253	$21,155
Tenant reimbursements	40,636	16,612	5,122
Interest income from real estate loan receivable	1,352	1,082	889
Other operating income	5,373	1,476	117
Total revenues	188,896	80,423	27,283
Expenses:
Operating, maintenance, and management	46,223	20,870	5,922
Real estate taxes and insurance	31,623	14,134	4,567
Asset management fees to affiliate	11,476	4,653	1,732
Real estate acquisition fees to affiliate	10,441	9,423	2,296
Real estate acquisition fees and expenses	2,497	5,677	1,069
General and administrative expenses	3,403	2,234	1,974
Depreciation and amortization	79,563	35,380	13,865
Interest expense	27,003	9,751	3,568
Total expenses	212,229	102,122	34,993
Other income:
Other interest income	87	62	28
Gain on sale of real estate, net	10,894	—	—
Total other income	10,981	62	28
Net loss	$(12,352)	$(21,637)	$(7,682)
Net loss per common share, basic and diluted	$(0.14)	$(0.50)	$(0.40)
Weighted-average number of common shares outstanding, basic and diluted	91,374,493	43,547,227	19,253,338
See accompanying notes to consolidated financial statements.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)

	Years Ended December 31,
	2014	2013	2012
Net loss	$(12,352)	$(21,637)	$(7,682)
Other comprehensive income (loss):
Unrealized (losses) gains on derivative instruments	(10,085)	405	—
Reclassification adjustment realized in net income (effective portion)	5,716	1,774	—
Total other comprehensive (loss) income	(4,369)	2,179	—
Total comprehensive loss	$(16,721)	$(19,458)	$(7,682)
See accompanying notes to consolidated financial statements.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(dollars in thousands)

			Additional Paid-in Capital	Cumulative Distributions and Net Losses	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Common Stock
	Shares	Amounts
Balance, December 31, 2011	10,468,043	$105	$88,801	$(4,635)	$—	$84,271
Net loss	—	—	—	(7,682)	—	(7,682)
Issuance of common stock	16,755,000	167	166,690	—	—	166,857
Transfers to redeemable common stock	—	—	(4,501)	—	—	(4,501)
Redemptions of common stock	(74,912)	(1)	(739)	—	—	(740)
Distributions declared	—	—	—	(12,525)	—	(12,525)
Commissions on stock sales and related dealer manager fees to affiliate	—	—	(14,972)	—		(14,972)
Other offering costs	—	—	(3,487)	—	—	(3,487)
Balance, December 31, 2012	27,148,131	$271	$231,792	$(24,842)	$—	$207,221
Net loss	—	—	—	(21,637)	—	(21,637)
Other comprehensive income	—	—	—	—	2,179	2,179
Issuance of common stock	39,574,268	396	393,009	—	—	393,405
Transfers to redeemable common stock	—	—	(7,172)	—	—	(7,172)
Redemptions of common stock	(291,511)	(3)	(2,780)	—	—	(2,783)
Distributions declared	—	—	—	(28,309)	—	(28,309)
Commissions on stock sales and related dealer manager fees to affiliate	—	—	(34,663)	—	—	(34,663)
Other offering costs	—	—	(5,424)	—	—	(5,424)
Balance, December 31, 2013	66,430,888	$664	$574,762	$(74,788)	$2,179	$502,817
Net loss	—	—	—	(12,352)	—	(12,352)
Other comprehensive loss	—	—	—	—	(4,369)	(4,369)
Issuance of common stock	57,372,731	574	583,284	—	—	583,858
Transfers to redeemable common stock	—	—	(16,915)	—	—	(16,915)
Redemptions of common stock	(377,073)	(4)	(3,633)	—	—	(3,637)
Distributions declared	—	—	—	(59,481)	—	(59,481)
Commissions on stock sales and related dealer manager fees to affiliate	—	—	(50,808)	—	—	(50,808)
Other offering costs	—	—	(6,017)	—	—	(6,017)
Balance, December 31, 2014	123,426,546	$1,234	$1,080,673	$(146,621)	$(2,190)	$933,096
See accompanying notes to consolidated financial statements.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2014	2013	2012
Cash Flows from Operating Activities:
Net loss	$(12,352)	$(21,637)	$(7,682)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	79,563	35,380	13,865
Noncash interest income on real estate-related investment	26	24	22
Deferred rents	(9,655)	(5,154)	(2,281)
Allowance for doubtful accounts	883	158	—
Amortization of above- and below-market leases, net	(4,111)	(1,900)	(383)
Amortization of deferred financing costs	1,941	1,227	881
Unrealized losses on derivative instruments	1,494	—	—
Gain on sale of real estate	(10,894)	—	—
Changes in operating assets and liabilities:
Rents and other receivables	(2,683)	(103)	(878)
Deferred financing costs, prepaid expenses and other assets	(9,965)	(3,244)	(1,495)
Accounts payable and accrued liabilities	2,675	8,852	4,006
Other liabilities	9,923	6,561	1,602
Due to affiliates	3,501	—	—
Net cash provided by operating activities	50,346	20,164	7,657
Cash Flows from Investing Activities:
Acquisitions of real estate	(1,044,040)	(926,222)	(228,308)
Improvements to real estate	(31,805)	(8,865)	(1,712)
Proceeds from sale of real estate, net	42,739	—	—
Advances on real estate loan receivable	(2,992)	(3,594)	(3,403)
Principal repayments on real estate loan receivable	146	71	—
Net cash used in investing activities	(1,035,952)	(938,610)	(233,423)
Cash Flows from Financing Activities:
Proceeds from notes payable	632,208	649,090	180,250
Principal payments on notes payable	(40,000)	(38,200)	(102,700)
Payments of deferred financing costs	(7,448)	(6,266)	(1,544)
Proceeds from issuance of common stock	554,529	380,991	161,616
Payments to redeem common stock	(3,637)	(2,783)	(740)
Payments of commissions on stock sales and related dealer manager fees	(50,808)	(34,663)	(14,972)
Payments of other offering costs	(6,166)	(6,279)	(3,453)
Distributions paid to common stockholders	(27,126)	(13,773)	(6,352)
Net cash provided by financing activities	1,051,552	928,117	212,105
Net increase (decrease) in cash and cash equivalents	65,946	9,671	(13,661)
Cash and cash equivalents, beginning of period	33,189	23,518	37,179
Cash and cash equivalents, end of period	$99,135	$33,189	$23,518
Supplemental Disclosure of Cash Flow Information:
Interest paid	$22,925	$7,538	$2,539
Supplemental Disclosure of Noncash Investing and Financing Activities:
Distributions paid to common stockholders through common stock issuances pursuant to the dividend reinvestment plan	$29,329	$12,414	$5,241
Increase in other offering costs payable	$139	$99	$47
Increase in distributions payable	$3,026	$2,122	$932
Increase in redeemable common stock payable	$—	$—	$437
Increase in capital expenses payable	$6,970	$1,655	$1,974
Liabilities assumed in connection with real estate acquisition	$845	$6,101	$—
See accompanying notes to consolidated financial statements.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014

1.	ORGANIZATION
KBS Real Estate Investment Trust III, Inc. (the “Company”) was formed on December 22, 2009 as a Maryland corporation that elected to be taxed as a real estate investment trust (“REIT”) beginning with the taxable year ended December 31, 2011 and it intends to continue to operate in such manner. Substantially all of the Company’s business is expected to be conducted through KBS Limited Partnership III (the “Operating Partnership”), a Delaware limited partnership. The Company is the sole general partner of and owns a 0.1% partnership interest in the Operating Partnership. KBS REIT Holdings III LLC (“REIT Holdings III”), the limited partner of the Operating Partnership, owns the remaining 99.9% interest in the Operating Partnership and is its sole limited partner. The Company is the sole member and manager of REIT Holdings III.
Subject to certain restrictions and limitations, the business of the Company is externally managed by KBS Capital Advisors LLC (the “Advisor”), an affiliate of the Company, pursuant to an advisory agreement the Company entered into with the Advisor (the “Advisory Agreement”). On January 26, 2010, the Company issued 20,000 shares of its common stock to the Advisor at a purchase price of $10.00 per share. As of December 31, 2014, the Advisor owned 20,000 shares of the Company’s common stock.
The Company has invested in and intends to invest in a diverse portfolio of real estate investments. The primary types of properties the Company invests in are office properties located throughout the United States, though the Company may also invest in industrial and retail properties. All such real estate assets may be acquired directly by the Company or the Operating Partnership, though the Company may invest in other entities that make similar investments. Although the Company may invest in any of these types of properties, the Company expects its primary investment focus to be core office properties. The Company’s core property focus in the U.S. Office sector has reflected a more value creating core strategy, and based on the current market outlook, the Company expects to continue this strategy. In many cases, these properties have slightly higher (10% to 15%) vacancy rates and/or higher near-term lease rollover at acquisition than more conservative value-maintaining core properties. The Company also currently expects to allocate between 0 and 20% of its portfolio to real estate-related investments such as mortgage loans. As of December 31, 2014, the Company owned 20 office properties and one first mortgage loan secured by a deed of trust.
On February 4, 2010, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission (the “SEC”) to offer a minimum of 250,000 shares and a maximum of up to 280,000,000 shares, or up to $2,760,000,000 of shares, of common stock for sale to the public (the “Offering”), of which up to 80,000,000 shares, or up to $760,000,000 of shares, are being offered pursuant to the Company’s dividend reinvestment plan. The SEC declared the Company’s registration statement effective on October 26, 2010, and the Company retained KBS Capital Markets Group LLC (the “Dealer Manager”), an affiliate of the Company, to serve as the dealer manager of the Offering pursuant to a dealer manager agreement, as amended and restated (the “Dealer Manager Agreement”). As described above, the Company intends to use substantially all of the net proceeds from the Offering to invest in a diverse portfolio of real estate investments.
On March 24, 2011, the Company broke escrow in the Offering and through December 31, 2014, the Company had sold 123,891,580 shares of common stock for gross offering proceeds of $1.2 billion, including 4,945,618 shares of common stock under its dividend reinvestment plan for gross offering proceeds of $47.7 million.
Additionally, on October 3, 2014, the Company issued 258,462 shares for $2.4 million in private transactions exempt from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933.
On February 14, 2013, the Company filed a registration statement on Form S-11 with the SEC to register a follow-on offering (the “Follow-on Offering”). The Company can give no assurance that it will commence or complete the Follow-on Offering.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

On February 12, 2015, in consideration of the Company’s offering proceeds raised to date and the pace of sales in the Company’s primary public offering, the Company’s board of directors approved the termination of the Company’s primary public offering stage effective approximately 90 days (as determined by the Company’s Chief Executive Officer, such date the “Offering Termination Date”) after the Company has announced that it has raised $1.3 billion in the aggregate in its primary public offerings, whether in its ongoing initial public offering or a follow-on offering. On February 20, 2015, the Company announced that, as of February 20, 2015, it had accepted aggregate gross offering proceeds in excess of $1.3 billion in its primary public offering. The Company’s Offering Termination Date will be Friday, May 29, 2015. Subscriptions must be dated on or before May 29, 2015, and subscriptions and all related documents and funds must be received by the Company in good order no later than July 28, 2015.
The Company plans to continue to offer shares under its dividend reinvestment plan beyond the termination of its primary offering stage. In some states, the Company will need to renew the registration statement annually or file a new registration statement to continue the dividend reinvestment plan offering.
The Company may terminate its dividend reinvestment plan offering for any reason upon 10 days’ notice to participants.
As of December 31, 2014, the Company had redeemed 743,496 shares sold in the Offering for $7.2 million.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation and Basis of Presentation
The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and the rules and regulations of the SEC.
The consolidated financial statements include the accounts of the Company, REIT Holdings III, the Operating Partnership and their direct and indirect wholly owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.
Use of Estimates
The preparation of the consolidated financial statements and the notes thereto in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could materially differ from those estimates.
Reclassifications
Certain amounts in the Company’s prior period consolidated financial statements have been reclassified to conform to the current period presentation.  These reclassifications have not changed the results of operations of prior periods.  The Company early adopted ASU No. 2014-08 (defined below) for the reporting period beginning January 1, 2014.  As a result, certain reclassifications were made to the consolidated balance sheets and footnote disclosures for all applicable periods presented to reflect properties sold or held for sale during the period ended December 31, 2014.  Operating results of properties that were disposed of or classified as held for sale in the ordinary course of business during the year ended December 31, 2014 that had not been classified as held for sale in financial statements prior to January 1, 2014 are included in continuing operations on the Company’s consolidated statements of operations.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

Revenue Recognition
Real Estate
The Company recognizes minimum rent, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectibility is reasonably assured and records amounts expected to be received in later years as deferred rent receivable. If the lease provides for tenant improvements, the Company determines whether the tenant improvements, for accounting purposes, are owned by the tenant or the Company. When the Company is the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance (including amounts that the tenant can take in the form of cash or a credit against its rent) that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:
•whether the lease stipulates how a tenant improvement allowance may be spent;
•whether the amount of a tenant improvement allowance is in excess of market rates;
•whether the tenant or landlord retains legal title to the improvements at the end of the lease term;
•whether the tenant improvements are unique to the tenant or general-purpose in nature; and
•whether the tenant improvements are expected to have any residual value at the end of the lease.
The Company records property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred.
The Company makes estimates of the collectibility of its tenant receivables related to base rents, including deferred rent receivable, expense reimbursements and other revenue or income. Management specifically analyzes accounts receivable, deferred rent receivable, historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, management makes estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectibility of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. When a tenant is in bankruptcy, the Company will record a bad debt reserve for the tenant’s receivable balance and generally will not recognize subsequent rental revenue until cash is received or until the tenant is no longer in bankruptcy and has the ability to make rental payments.
Real Estate Loans Receivable
Interest income on the Company’s real estate loans receivable is recognized on an accrual basis over the life of the investment using the interest method. Direct loan origination fees and origination or acquisition costs, as well as acquisition premiums or discounts, are capitalized and amortized over the term of the loan as an adjustment to interest income. The Company will place loans on nonaccrual status when any portion of principal or interest is 90 days past due, or earlier when concern exists as to the ultimate collection of principal or interest. When a loan is placed on nonaccrual status, the Company will reverse the accrual for unpaid interest and generally will not recognize subsequent interest income until the cash is received, or the loan returns to accrual status. The Company will resume the accrual of interest if it determines the collection of interest according to the contractual terms of the loan is probable.
Cash and Cash Equivalents
The Company recognizes interest income on its cash and cash equivalents as it is earned and classifies such amounts as other interest income.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

Real Estate
Depreciation and Amortization
Real estate costs related to the acquisition and improvement of properties are capitalized and amortized over the expected useful life of the asset on a straight-line basis. Repair and maintenance costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repair and maintenance costs include all costs that do not extend the useful life of the real estate asset. The Company considers the period of future benefit of an asset to determine its appropriate useful life. Expenditures for tenant improvements are capitalized and amortized over the shorter of the tenant’s lease term or expected useful life. The Company anticipates the estimated useful lives of its assets by class to be generally as follows:

Buildings	25-40 years
Building improvements	10-25 years
Tenant improvements	Shorter of lease term or expected useful life
Tenant origination and absorption costs	Remaining term of related leases, including below-market renewal periods
Real Estate Acquisition Valuation
The Company records the acquisition of income-producing real estate or real estate that will be used for the production of income as a business combination. All assets acquired and liabilities assumed in a business combination are measured at their acquisition-date fair values. Acquisition costs are expensed as incurred and restructuring costs that do not meet the definition of a liability at the acquisition date are expensed in periods subsequent to the acquisition date.
The Company assesses the acquisition date fair values of all tangible assets, identifiable intangibles and assumed liabilities using methods similar to those used by independent appraisers, generally utilizing a discounted cash flow analysis that applies appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors, including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it were vacant.
The Company records above-market and below-market in-place lease values for acquired properties based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of above-market in-place leases and for the initial term plus any extended term for any leases with below-market renewal options. The Company amortizes any recorded above-market or below-market lease values as a reduction or increase, respectively, to rental income over the remaining non-cancelable terms of the respective lease, including any below-market renewal periods.
The Company estimates the value of tenant origination and absorption costs by considering the estimated carrying costs during hypothetical expected lease up periods, considering current market conditions. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods.
The Company amortizes the value of tenant origination and absorption costs to depreciation and amortization expense over the remaining non-cancelable term of the leases.
Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities require the Company to make significant assumptions to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment. The use of inappropriate assumptions would result in an incorrect valuation of the Company’s acquired tangible assets, identifiable intangibles and assumed liabilities, which would impact the amount of the Company’s net income.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

Impairment of Real Estate and Related Intangible Assets and Liabilities
The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate and related intangible assets and liabilities may not be recoverable or realized. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets and liabilities may not be recoverable, the Company assesses the recoverability by estimating whether the Company will recover the carrying value of the real estate and related intangible assets and liabilities through its undiscounted future cash flows and its eventual disposition. If, based on this analysis, the Company does not believe that it will be able to recover the carrying value of the real estate and related intangible assets and liabilities, the Company would record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the real estate and related intangible assets and liabilities. The Company did not record any impairment loss on its real estate and related intangible assets and liabilities during the years ended December 31, 2014, 2013 and 2012.
Projecting future cash flows involves estimating expected future operating income and expenses related to the real estate and its related intangible assets and liabilities as well as market and other trends. Using inappropriate assumptions to estimate cash flows could result in incorrect fair values of the real estate and its related intangible assets and liabilities and could result in the overstatement of the carrying values of our real estate and related intangible assets and liabilities and an overstatement of our net income.
Real Estate Held for Sale and Discontinued Operations
The Company generally considers real estate to be “held for sale” when the following criteria are met: (i) management commits to a plan to sell the property, (ii) the property is available for sale immediately, (iii) the property is actively being marketed for sale at a price that is reasonable in relation to its current fair value, (iv) the sale of the property within one year is considered probable and (v) significant changes to the plan to sell are not expected.  Real estate that is held for sale and its related assets are classified as “real estate held for sale” and “assets related to real estate held for sale,” respectively, for all periods presented in the accompanying consolidated financial statements.  Notes payable and other liabilities related to real estate held for sale are classified as “notes payable related to real estate held for sale” and “liabilities related to real estate held for sale,” respectively, for all periods presented in the accompanying consolidated financial statements.  Real estate classified as held for sale is no longer depreciated and is reported at the lower of its carrying value or its estimated fair value less estimated costs to sell.  Operating results of properties that were disposed of or classified as held for sale in the ordinary course of business during the year ended December 31, 2014 that had not been classified as held for sale in financial statements prior to January 1, 2014 are included in continuing operations on the Company’s consolidated statements of operations.
Real Estate Loan Receivable
The Company’s real estate loan receivable is recorded at amortized cost, net of loan loss reserves (if any), and evaluated for impairment at each balance sheet date. The amortized cost of a real estate loan receivable is the outstanding unpaid principal balance, net of unamortized acquisition premiums or discounts and unamortized costs and fees directly associated with the origination or acquisition of the loan.
As of December 31, 2014, there was no loan loss reserve and the Company did not record any impairment losses related to its real estate loan receivable during the years ended December 31, 2014, 2013 and 2012. However, in the future, the Company may experience losses from its investments in loans receivable requiring the Company to record loan loss reserves. Realized losses on individual loans could be material and significantly exceed any recorded reserves.
The reserve for loan losses is a valuation allowance that reflects management’s estimate of loan losses inherent in the loan portfolio as of the balance sheet date. The reserve is adjusted through “Provision for loan losses” on the Company’s consolidated statements of operations and is decreased by charge-offs to specific loans when losses are confirmed. The reserve for loan losses may include a portfolio-based component and an asset-specific component.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

An asset-specific reserve relates to reserves for losses on loans considered impaired. The Company considers a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due under the contractual terms of the loan agreement. The Company also considers a loan to be impaired if it grants the borrower a concession through a modification of the loan terms or if it expects to receive assets (including equity interests in the borrower) with fair values that are less than the carrying value of the loan in satisfaction of the loan. A reserve is established when the present value of payments expected to be received, observable market prices, the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) or amounts expected to be received in satisfaction of a loan are lower than the carrying value of that loan.
Failure to recognize impairments would result in the overstatement of earnings and the carrying value of the Company’s real estate loans held for investment. Actual losses, if any, could differ significantly from estimated amounts.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short term investments. Cash and cash equivalents are stated at cost, which approximates fair value. There are no restrictions on the use of the Company’s cash and cash equivalents as of December 31, 2014.
The Company’s cash and cash equivalents balance exceeds federally insurable limits as of December 31, 2014. The Company monitors the cash balances in its operating accounts and adjusts the cash balances as appropriate; however, these cash balances could be impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets. To date, the Company has experienced no loss or lack of access to cash in its operating accounts.
Derivative Instruments
The Company enters into derivative instruments for risk management purposes to hedge its exposure to cash flow variability caused by changing interest rates on its variable rate notes payable. The Company records these derivative instruments at fair value on the accompanying consolidated balance sheets. Derivative instruments designated and qualifying as a hedge of the exposure to variability in expected future cash flows or other types of forecasted transactions are considered cash flow hedges. The change in fair value of the effective portion of a derivative instrument that is designated as a cash flow hedge is recorded as other comprehensive income (loss) on the accompanying consolidated statements of comprehensive income (loss) and consolidated statements of equity. The changes in fair value for derivative instruments that are not designated as a hedge or that do not meet the hedge accounting criteria are recorded as gain or loss on derivative instruments in the accompanying consolidated statements of operations.
The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objectives and strategy for undertaking various hedge transactions. This process includes designating all derivative instruments that are part of a hedging relationship to specific forecasted transactions or recognized obligations on the consolidated balance sheets. The Company also assesses and documents, both at the hedging instrument’s inception and on a quarterly basis thereafter, whether the derivative instruments that are used in hedging transactions are highly effective in offsetting changes in cash flows associated with the respective hedged items. When the Company determines that a derivative instrument ceases to be highly effective as a hedge, or that it is probable the underlying forecasted transaction will not occur, the Company discontinues hedge accounting prospectively and reclassifies amounts recorded to accumulated other comprehensive income (loss) to earnings.
Deferred Financing Costs
Deferred financing costs represent commitment fees, loan fees, legal fees and other third-party costs associated with obtaining financing. These costs are amortized over the terms of the respective financing agreements using the interest method. Unamortized deferred financing costs are generally expensed when the associated debt is refinanced or repaid before maturity unless specific rules are met that would allow for the carryover of such costs to the refinanced debt. Costs incurred in seeking financing transactions that do not close are expensed in the period in which it is determined that the financing will not close.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

Fair Value Measurements
Under GAAP, the Company is required to measure certain financial instruments at fair value on a recurring basis. In addition, the Company is required to measure other non-financial and financial assets and liabilities at fair value on a non-recurring basis (e.g., carrying value of impaired real estate loans receivable and long-lived assets). Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three-tiered approach. Fair value measurements are classified and disclosed in one of the following three categories:

•	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

•
Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.
When available, the Company utilizes quoted market prices from independent third-party sources to determine fair value and classifies such items in Level 1 or Level 2. In instances where the market for a financial instrument is not active, regardless of the availability of a nonbinding quoted market price, observable inputs might not be relevant and could require the Company to make a significant adjustment to derive a fair value measurement. Additionally, in an inactive market, a market price quoted from an independent third party may rely more on models with inputs based on information available only to that independent third party. When the Company determines the market for a financial instrument owned by the Company to be illiquid or when market transactions for similar instruments do not appear orderly, the Company uses several valuation sources (including internal valuations, discounted cash flow analysis and quoted market prices) and establishes a fair value by assigning weights to the various valuation sources. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, the Company measures fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach.
Changes in assumptions or estimation methodologies can have a material effect on these estimated fair values. In this regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, may not be realized in an immediate settlement of the instrument.
The Company considers the following factors to be indicators of an inactive market: (i) there are few recent transactions, (ii) price quotations are not based on current information, (iii) price quotations vary substantially either over time or among market makers (for example, some brokered markets), (iv) indexes that previously were highly correlated with the fair values of the asset or liability are demonstrably uncorrelated with recent indications of fair value for that asset or liability, (v) there is a significant increase in implied liquidity risk premiums, yields, or performance indicators (such as delinquency rates or loss severities) for observed transactions or quoted prices when compared with the Company’s estimate of expected cash flows, considering all available market data about credit and other nonperformance risk for the asset or liability, (vi) there is a wide bid-ask spread or significant increase in the bid-ask spread, (vii) there is a significant decline or absence of a market for new issuances (that is, a primary market) for the asset or liability or similar assets or liabilities, and (viii) little information is released publicly (for example, a principal-to-principal market).

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

The Company considers the following factors to be indicators of non-orderly transactions: (i) there was not adequate exposure to the market for a period before the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets or liabilities under current market conditions, (ii) there was a usual and customary marketing period, but the seller marketed the asset or liability to a single market participant, (iii) the seller is in or near bankruptcy or receivership (that is, distressed), or the seller was required to sell to meet regulatory or legal requirements (that is, forced), and (iv) the transaction price is an outlier when compared with other recent transactions for the same or similar assets or liabilities.
Dividend Reinvestment Plan
The Company has adopted a dividend reinvestment plan (the “DRP”) pursuant to which common stockholders may elect to have all or a portion of their dividends and other distributions reinvested in additional shares of the Company’s common stock in lieu of receiving cash distributions. During the Company’s primary offering stage and until the Company establishes an estimated value per share of its common stock for a purpose other than to set the price to acquire a share of common stock in one of the Company’s public offerings, participants in the DRP will acquire the Company’s common stock at a price per share equal to 95% of the price to acquire a share of the Company’s common stock in the primary offering of the Company’s then-effective public offering (ignoring any discounts that may be available to certain categories of investors). Once the Company establishes an estimated value per share of its common stock for a purpose other than to set the price to acquire a share in one of the Company’s primary public offerings, participants in the DRP will acquire shares of the Company’s common stock at a price equal to 95% of the estimated value per share of the Company’s common stock, as determined by the Advisor or another firm chosen by the Company’s board of directors for that purpose. The Company currently expects to announce an estimated value per share in December 2015 and in December of each year thereafter. The initial purchase price per share under the DRP was $9.50.
On May 5, 2014, the Company’s board of directors approved an updated offering price for shares of common stock to be sold in the Offering of $10.39 (unaudited), which was effective May 7, 2014. The updated offering price of shares of common stock to be sold in the Offering was determined by adding certain offering costs to the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, or net asset value, divided by the number of shares outstanding, all as of March 31, 2014. Commencing with the June 2, 2014 purchase date and until the offering price was updated, the purchase price per share under the DRP was $9.88.
On December 9, 2014, the Company’s board of directors approved an updated offering price for shares of common stock to be sold in the Offering of $10.51 (unaudited), which was effective December 12, 2014. The updated offering price of shares of common stock to be sold in the Offering was determined by adding certain offering costs to the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, or net asset value, divided by the number of shares outstanding, all as of September 30, 2014, with the exception of an adjustment for actual or estimated acquisition fees and closing costs related to six properties that were either acquired subsequent to September 30, 2014 or under contract to purchase and were reasonably probable to close, but had not yet closed as of December 9, 2014, which were included as a reduction to the net asset value. As of December 30, 2014, the Company had closed on each of the six properties. Commencing with the January 2, 2015 purchase date and until the estimated value per share is updated, the purchase price per share under the DRP is $9.99.
No selling commissions or dealer manager fees will be paid on shares sold under the DRP. The board of directors of the Company may amend or terminate the DRP for any reason upon 10 days’ notice to participants.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

Redeemable Common Stock
The Company’s board of directors has adopted a share redemption program that may enable stockholders to sell their shares to the Company in limited circumstances.
There are several limitations on the Company’s ability to redeem shares under the share redemption program:

•
Unless the shares are being redeemed in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in the share redemption program, and together with redemptions sought in connection with a stockholder’s death, “special redemptions”), the Company may not redeem shares unless the stockholder has held the shares for one year.

•
During any calendar year, the share redemption program limits the number of shares the Company may redeem to those that the Company could purchase with the amount of the net proceeds from the sale of shares under the dividend reinvestment plan during the prior calendar year. Notwithstanding anything contained in the share redemption program to the contrary, the Company may increase or decrease the funding available for the redemption of shares pursuant to program upon ten business days’ notice to its stockholders. The Company may provide notice by including such information (a) in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the Securities and Exchange Commission or (b) in a separate mailing to its stockholders.

•	During any calendar year, the Company may redeem no more than 5% of the weighted-average number of shares outstanding during the prior calendar year.

•
The Company has no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

Unless the shares are being redeemed in connection with a special redemption and until such time as the Company establishes an estimated value per share for a purpose other than to set the offering price to acquire a share in one of its primary public offerings, the prices at which the Company will initially redeem shares are as follows:

•	For those shares held by the redeeming stockholder for at least one year, 92.5% of the price paid to acquire the shares from the Company;

•	For those shares held by the redeeming stockholder for at least two years, 95.0% of the price paid to acquire the shares from the Company;

•	For those shares held by the redeeming stockholder for at least three years, 97.5% of the price paid to acquire the shares from the Company; and

•	For those shares held by the redeeming stockholder for at least four years, 100% of the price paid to acquire the shares from the Company.
Notwithstanding the above, and unless the Company’s shares are being redeemed in connection with a special redemption, once the Company establishes an estimated value per share of its common stock for a purpose other than to set the price to acquire a share in one of our primary public offerings, the redemption price at which the Company will redeem shares will be as follows:

•	For those shares held by the redeeming stockholder for at least one year, 92.5% of the Company’s most recent estimated value per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least two years, 95.0% of the Company’s most recent estimated value per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least three years, 97.5% of the Company’s most recent estimated value per share as of the applicable redemption date; and

•	For those shares held by the redeeming stockholder for at least four years, 100% of the Company’s most recent estimated value per share as of the applicable redemption date.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

For purposes of determining the time period a redeeming stockholder has held each share, the time period begins as of the date the stockholder acquired the share; provided, that shares purchased by the redeeming stockholder pursuant to the Company’s DRP will be deemed to have been acquired on the same date as the initial share to which the DRP shares relate. The date of the share’s original issuance by the Company is not determinative. In addition, as described above, the shares owned by a stockholder may be redeemed at different prices depending on how long the stockholder has held each share submitted for redemption.
In several respects the Company treats redemptions sought upon a special redemption differently from other redemptions:

•	there is no one-year holding requirement;

•
until the Company establishes an estimated value per share for a purpose other than to set the price to acquire a share in one of its primary public offerings, the redemption price is the amount paid to acquire the shares from the Company; and

•
once the Company has established an estimated value per share for a purpose other than to set the price to acquire a share in one of its primary public offerings, the redemption price would be the estimated value of the shares as of the redemption date, as determined by the Company’s advisor or another firm chosen for that purpose.

The Company’s board of directors may amend, suspend or terminate the share redemption program with 30 days’ notice to the Company’s stockholders, provided that the Company may increase or decrease the funding available for the redemption of shares pursuant to the share redemption program upon 10 business days’ notice. The Company may provide this notice by including such information in a Current Report on Form 8-K or in the Company’s annual or quarterly reports, all publicly filed with the SEC, or by a separate mailing to its stockholders.
The Company records amounts that are redeemable under the share redemption program as redeemable common stock in the accompanying consolidated balance sheets because the shares are mandatorily redeemable at the option of the holder and therefore their redemption is outside the control of the Company. The maximum amount redeemable under the Company’s share redemption program is limited to the number of shares the Company could purchase with the amount of the net proceeds from the sale of shares under the dividend reinvestment plan during the prior calendar year. However, because the amounts that can be redeemed in future periods are determinable and only contingent on an event that is likely to occur (e.g., the passage of time), the Company presents the net proceeds from the current year dividend reinvestment plan as redeemable common stock in the accompanying consolidated balance sheets.
The Company classifies financial instruments that represent a mandatory obligation of the Company to redeem shares as liabilities. The Company’s redeemable common shares are contingently redeemable at the option of the holder. When the Company determines it has a mandatory obligation to redeem shares under the share redemption program, it will reclassify such obligations from temporary equity to a liability based upon their respective settlement values.
The Company limits the dollar value of shares that may be redeemed under the program as described above. During the year ended December 31, 2014, the Company fulfilled all redemption requests eligible for redemption under the share redemption program and received in good order, redeeming $3.6 million of shares of common stock. Effective January 1, 2015, this limitation was reset, and based on the amount of net proceeds raised from the sale of shares under the dividend reinvestment plan during 2014, the Company has $29.3 million available for redemption in 2015.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

Related Party Transactions
The Company has entered into the Advisory Agreement with the Advisor and the Dealer Manager Agreement with the Dealer Manager. These agreements entitle the Advisor and/or the Dealer Manager to specified fees upon the provision of certain services with regard to the Offering and entitle the Advisor to specified fees upon the provision of certain services with regard to the investment of funds in real estate investments, the management of those investments, among other services, and the disposition of investments, as well as reimbursement of organization and offering costs incurred by the Advisor and the Dealer Manager on behalf of the Company, such as expenses related to the Offering and DRP, and certain costs incurred by the Advisor in providing services to the Company. In addition, the Advisor is entitled to certain other fees, including an incentive fee upon achieving certain performance goals, as detailed in the Advisory Agreement. The Company has also entered into a fee reimbursement agreement (the “AIP Reimbursement Agreement”) with the Dealer Manager pursuant to which the Company agreed to reimburse the Dealer Manager for certain fees and expenses it incurs for administering the Company’s participation in the DTCC Alternative Investment Product Platform with respect to certain accounts of the Company’s investors serviced through the platform. The Advisor and Dealer Manager also serve as the advisor and dealer manager, respectively, for KBS Real Estate Investment Trust, Inc., KBS Real Estate Investment Trust II, Inc., KBS Strategic Opportunity REIT, Inc., KBS Legacy Partners Apartment REIT, Inc. and KBS Strategic Opportunity REIT II, Inc.
The Company records all related party fees as incurred, subject to any limitations described in the Advisory Agreement, the Dealer Manager Agreement or the AIP Reimbursement Agreement. See Note 10, “Related Party Transactions.”
Selling Commissions and Dealer Manager Fees
The Company pays the Dealer Manager up to 6.5% and 3.0% of the gross offering proceeds from the primary initial public offering as selling commissions and dealer manager fees, respectively. A reduced sales commission and dealer manager fee is paid with respect to certain volume discount sales. No sales commission or dealer manager fee is paid with respect to shares issued through the dividend reinvestment plan. The Dealer Manager reallows 100% of sales commissions earned to participating broker-dealers. The Dealer Manager may reallow to any participating broker-dealer up to 1% of the gross offering proceeds attributable to that participating broker-dealer as a marketing fee and, in special cases, the Dealer Manager may increase the reallowance.
Organization and Offering Costs
Organization and offering costs (other than selling commissions and dealer manager fees) of the Company may be paid by the Advisor, the Dealer Manager or their affiliates on behalf of the Company or may be paid directly by the Company. These offering costs include all expenses incurred or to be incurred by the Company in connection with the Offering or the Follow-on Offering, as the case may be. Organization costs include all expenses incurred by the Company in connection with the formation of the Company, including but not limited to legal fees and other costs to incorporate the Company.
The Company reimburses the Advisor for organization and offering costs up to an amount that, when combined with selling commissions, dealer manager fees and all other amounts spent by the Company on organization and offering expenses, does not exceed 15% of the aggregate gross proceeds of the Company’s primary initial public offering and the offering under its dividend reinvestment plan as of the date of reimbursement. At the termination of the primary initial public offering and at the termination of the offering pursuant to the dividend reinvestment plan, the Advisor has agreed to reimburse the Company to the extent that selling commissions, dealer manager fees and other organization and offering expenses incurred by the Company exceed 15% of the gross offering proceeds. In addition, at the end of the primary initial public offering and again at the end of the offering pursuant to the dividend reinvestment plan, the Advisor has agreed to reimburse the Company to the extent that organization and offering expenses, excluding underwriting compensation (which includes selling commissions, dealer manager fees and any other items viewed as underwriting compensation by the Financial Industry Regulatory Authority) exceed 2% of the gross offering proceeds.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

The Company directly pays or reimburses the Dealer Manager for underwriting compensation as discussed in the prospectus for the Offering, provided that within 30 days after the end of the month in which the primary initial public offering terminates, the Dealer Manager must reimburse the Company to the extent that the Company’s reimbursements cause total underwriting compensation for the primary initial public offering to exceed 10% of the gross offering proceeds from such offering. The Company also pays directly or reimburses the Dealer Manager for bona fide invoiced due diligence expenses of broker-dealers. However, no reimbursements made by the Company to the Dealer Manager may cause total organization and offering expenses incurred by the Company (including selling commissions, dealer manager fees and all other items of organization and offering expenses) to exceed 15% of the aggregate gross proceeds from the Company’s primary initial public offering and the offering pursuant to its dividend reinvestment plan as of the date of reimbursement.
As of December 31, 2014, the Company’s selling commissions, dealer manager fees, and organization and other offering costs did not exceed 15% of the gross offering proceeds of the Offering. Through December 31, 2014, including shares issued through the Company’s dividend reinvestment plan, the Company had sold 123,891,580 shares in the Offering for gross offering proceeds of $1.2 billion and recorded selling commissions and dealer manager fees of $109.9 million and other offering costs of $20.1 million.  Organization costs are expensed as incurred and offering costs, which include selling commissions, dealer manager fees and other offering-related costs, are charged as incurred as a reduction to stockholders’ equity.
In addition, from inception through December 31, 2014, the Company had incurred $1.2 million of offering costs related to the Follow-on Offering. Pursuant to the Advisory Agreement, the Advisor would be obligated to reimburse the Company to the extent offering costs incurred by the Company in the Follow-on Offering exceed 15% of the gross offering proceeds of the Follow-on Offering. As of December 31, 2014, the Company had not yet commenced the Follow-on Offering and as such, the Company recorded $1.2 million as deferred financing costs, prepaid expenses and other assets on the Company’s consolidated balance sheet as of December 31, 2014.
Acquisition and Origination Fees
The Company pays the Advisor an acquisition fee equal to 1.0% of the cost of investments acquired, including acquisition expenses and any debt attributable to such investments. With respect to investments in and originations of loans, the Company pays an origination fee equal to 1.0% of the amount to be funded by the Company to acquire or originate mortgage, mezzanine, bridge or other loans, including any expenses related to such investments and any debt the Company uses to fund the acquisition or origination of these loans. The Company does not pay an acquisition fee with respect to investments in loans.
Asset Management Fee
With respect to investments in real estate, the Company pays the Advisor a monthly asset management fee equal to one-twelfth of 0.75% of the amount paid or allocated to acquire the investment, plus the cost of any subsequent development, construction or improvements to the property. This amount includes any portion of the investment that was debt financed and is inclusive of acquisition expenses related thereto (but excludes acquisition fees paid or payable to the Advisor). In the case of investments made through joint ventures, the asset management fee will be determined based on the Company’s proportionate share of the underlying investment.
With respect to investments in loans and any investments other than real estate, the Company pays the Advisor a monthly fee calculated, each month, as one-twelfth of 0.75% of the lesser of (i) the amount paid or allocated to acquire or fund the loan or other investment (which amount includes any portion of the investment that was debt financed and is inclusive of acquisition or origination expenses related thereto but is exclusive of acquisition or origination fees paid or payable to the Advisor) and (ii) the outstanding principal amount of such loan or other investment, plus the acquisition or origination expenses related to the acquisition or funding of such investment (but excluding acquisition or origination fees paid or payable to the Advisor), as of the time of calculation.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

On September 27, 2014, the Company and the Advisor renewed the Advisory Agreement. Pursuant to the Advisory Agreement, with respect to asset management fees accruing from March 1, 2014, the Advisor defers, without interest, the Company’s obligation to pay asset management fees for any month in which the Company’s modified funds from operations (“MFFO”) for such month, as such term is defined in the practice guideline issued by the Investment Program Association (“IPA”) in November 2010 and interpreted by the Company, excluding asset management fees, does not exceed the amount of distributions declared by the Company for record dates of that month. The Company remains obligated to pay the Advisor an asset management fee in any month in which the Company's MFFO, excluding asset management fees, for such month exceeds the amount of distributions declared for the record dates of that month (such excess amount, an “MFFO Surplus”); however, any amount of such asset management fee in excess of the MFFO Surplus will also be deferred under the Advisory Agreement. If the MFFO Surplus for any month exceeds the amount of the asset management fee payable for such month, any remaining MFFO Surplus will be applied to pay any asset management fee amounts previously deferred in accordance with the Advisory Agreement.
However, notwithstanding the foregoing, any and all deferred asset management fees that are unpaid will become immediately due and payable at such time as the Company's stockholders have received, together as a collective group, aggregate distributions (including distributions that may constitute a return of capital for federal income tax purposes) sufficient to provide (i) an 8.0% per year cumulative, noncompounded return on such net invested capital (the “Stockholders’ 8% Return”) and (ii) a return of their net invested capital, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by any amounts to repurchase shares pursuant to the Company's share redemption program. The Stockholders’ 8% Return is not based on the return provided to any individual stockholder. Accordingly, it is not necessary for each of the Company's stockholders to have received any minimum return in order for the Advisor to receive deferred asset management fees.
As of December 31, 2014, the Company had accrued and deferred payment of $3.5 million of asset management fees under the Advisory Agreement, as the Company believes the payment of this amount to the Advisor is probable. These fees will be reimbursed in accordance with the terms noted above.
Disposition Fee
For substantial assistance in connection with the sale of properties or other investments, the Company pays the Advisor or one of its affiliates 1.0% of the contract sales price of each property or other investment sold; provided, however, that if, in connection with such disposition, commissions are paid to third parties unaffiliated with the Advisor or one of its affiliates, the fee paid to the Advisor or one of its affiliates may not exceed the commissions paid to such unaffiliated third parties, and provided further that the disposition fees paid to the Advisor or one of its affiliates and unaffiliated third parties may not exceed 6.0% of the contract sales price. The Company will not pay a disposition fee upon the maturity, prepayment or workout of a loan or other debt-related investment, provided that if the Company takes ownership of a property as a result of a workout or foreclosure of a loan, the Company will pay a disposition fee upon the sale of such property.
Income Taxes
The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. To continue to qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to stockholders (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, the Company generally will not be subject to federal income tax on income that it distributes as dividends to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost, unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially and adversely affect the Company’s net income and net cash available for distribution to stockholders. However, the Company believes that it is organized and operates in such a manner as to qualify for treatment as a REIT.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

The Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements. Neither the Company nor its subsidiaries has been assessed interest or penalties by any major tax jurisdictions. The Company’s evaluations were performed for the tax years ended December 31, 2014, 2013 and 2012. As of December 31, 2014, the returns for calendar years 2011 through 2013 remain subject to examination by major tax jurisdictions.
Per Share Data
Basic net income (loss) per share of common stock is calculated by dividing net income (loss) by the weighted-average number of shares of common stock issued and outstanding during such period. Diluted net income (loss) per share of common stock equals basic net income (loss) per share of common stock as there were no potentially dilutive securities outstanding during the years ended December 31, 2014, 2013 and 2012, respectively.
Distributions declared per common share were $0.650 during the years ended December 31, 2014, 2013 and 2012, respectively. Distributions declared per common share assumes each share was issued and outstanding each day from January 1, 2012 through December 31, 2014. For each day that was a record date for distributions during the period from January 1, 2012 through December 31, 2014, distributions were calculated at a rate of $0.00178082 per share per day. Each day during the periods from January 1, 2012 through February 28, 2012 and March 1, 2012 through December 31, 2014 was a record date for distributions.
Segments
The Company invests in core real estate properties and real estate-related investments with the goal of acquiring a portfolio of income-producing investments.  The Company’s real estate properties exhibit similar long-term financial performance and have similar economic characteristics to each other.  As of December 31, 2014, the Company aggregated its investments in real estate properties into one reportable business segment.  The Company considered both quantitative and qualitative thresholds and determined that its investment in a real estate loan receivable does not constitute a reportable segment.  Prior to the reporting period commencing on January 1, 2014, the Company had identified two reportable business segments based on its investment types: real estate and real estate-related. However, based on the Company’s current investment portfolio and its future investment focus, the Company does not believe that its investment in a real estate-related investment is a reportable segment.
Square Footage, Occupancy and Other Measures
Square footage, number of acres, occupancy and other measures used to describe real estate investments included in these Notes to Consolidated Financial Statements are presented on an unaudited basis.
Recently Issued Accounting Standards Update
In April 2014, the FASB issued ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (“ASU No. 2014-08”). ASU No. 2014-08 limits discontinued operations reporting to disposals of components of an entity that represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when any of the following occurs: a) the component of an entity or group of components of an entity meets the criteria to be classified as held for sale; b) the component of an entity or group of components of an entity is disposed of by sale; or c) the component of an entity or group of components of an entity is disposed of other than by sale. ASU No. 2014-08 also requires additional disclosures about discontinued operations. ASU No. 2014-08 is effective for reporting periods beginning after December 15, 2014. Early adoption is permitted, but only for disposals (or classifications as held for sale) that have not been reported in financial statements previously issued or available for issuance. The Company early adopted ASU No. 2014-08 for the reporting period beginning January 1, 2014. As a result of the adoption of ASU No. 2014-08, results of operations for properties that are sold or classified as held for sale in the ordinary course of business on or subsequent to January 1, 2014 would generally be included in continuing operations on the Company’s consolidated statements of operations, to the extent such disposals did not meet the criteria for classification as a discontinued operation described above. Additionally, gain or loss on sale of real estate that does not meet the criteria for classification as a discontinued operation would be included in income from continuing operations on the statements of operations.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU No. 2014-09”).  ASU No. 2014-09 requires an entity to recognize the revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services.  ASU No. 2014-09 supersedes the revenue requirements in Revenue Recognition (Topic 605) and most industry-specific guidance throughout the Industry Topics of the Codification.  ASU No. 2014-09 does not apply to lease contracts within the scope of Leases (Topic 840). ASU No. 2014-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and is to be applied retrospectively, with early application not permitted.  The Company is still evaluating the impact of adopting ASU No. 2014-09 on its financial statements, but does not expect the adoption of ASU No. 2014-09 to have a material impact on its financial statements.
In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements (Subtopic 205-40), Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU No. 2014-15”). The amendments in ASU No. 2014-15 require management to evaluate, for each annual and interim reporting period, whether there are conditions or events, considered in the aggregate, that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or are available to be issued when applicable) and, if so, provide related disclosures. ASU No. 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early adoption is permitted for annual or interim reporting periods for which the financial statements have not previously been issued. The Company does not expect the adoption of ASU 2014-15 to have a significant impact on its financial statements.
In January 2015, the FASB issued ASU No. 2015-01, Income Statement - Extraordinary and Unusual Items (Subtopic 225-20), Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items (“ASU No. 2015-01”). The amendments in ASU No. 2015-01 eliminate from GAAP the concept of extraordinary items.  Although the amendments will eliminate the requirements in Subtopic 225-20 for reporting entities to consider whether an underlying event or transaction is extraordinary, the presentation and disclosure guidance for items that are unusual in nature or occur infrequently will be retained and will be expanded to include items that are both unusual in nature and infrequently occurring. ASU No. 2015-01 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The Company does not expect the adoption of ASU 2015-01 to have a significant impact on its financial statements.

3.	RECENT ACQUISITIONS OF REAL ESTATE
During the year ended December 31, 2014, the Company acquired the following properties (in thousands):

						Intangibles
Property Name	City	State	Acquisition Date	Land	Building and Improvements	Tenant Origination and Absorption Costs	Above- Market Lease Assets	Below- Market Lease Liabilities	Other		Total Purchase Price
222 Main	Salt Lake City	UT	02/27/2014	$5,700	$137,660	$19,182	$3,108	$(367)	$4,477	(1)	$169,760
Anchor Centre	Phoenix	AZ	05/22/2014	13,900	66,353	7,127	797	(4,119)	—		84,058
171 17th Street	Atlanta	GA	08/25/2014	7,639	105,421	17,172	2,039	(83)	—		132,188
Rocklin Corporate Center	Rocklin	CA	11/06/2014	4,448	24,280	3,996	346	(239)	—		32,831
Reston Square	Reston	VA	12/03/2014	6,800	32,673	6,165	2,312	(250)	—		47,700
Ten Almaden	San Jose	CA	12/05/2014	7,000	100,983	9,309	77	(1,323)	—		116,046
Towers at Emeryville	Emeryville	CA	12/23/2014	49,183	184,748	16,075	94	(4,455)	—		245,645
101 South Hanley	St. Louis	MO	12/24/2014	6,100	50,352	7,011	—	(1,527)	—		61,936
3003 Washington Boulevard	Arlington	VA	12/30/2014	18,800	112,886	16,934	—	—	—		148,620
				$119,570	$815,356	$102,971	$8,773	$(12,363)	$4,477		$1,038,784
(1) The property is subject to certain property tax reimbursements from the city’s redevelopment agency. The estimated fair value of the property tax reimbursements of $4.5 million is recorded as deferred financing costs, prepaid expenses and other assets on the Company’s consolidated balance sheet as of the acquisition date and is amortized over the projected property tax reimbursement period of approximately 9.5 years. During the year ended December 31, 2014, the Company recorded amortization expense of $0.4 million, related to the property tax reimbursement intangible asset.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

The intangible assets and liabilities acquired in connection with these acquisitions have weighted-average amortization periods as of the date of acquisition as follows (in years):

	Tenant Origination and Absorption Costs	Above-Market Lease Assets	Below-Market Lease Liabilities
222 Main	10.1	10.6	8.2
Anchor Centre	6.9	2.9	7.8
171 17th Street	7.9	5.0	4.0
Rocklin Corporate Center	6.1	3.3	5.3
Reston Square	7.9	7.5	6.7
Ten Almaden	5.1	3.9	3.8
Towers at Emeryville	4.3	2.4	4.1
101 South Hanley	7.7	—	9.2
3003 Washington Boulevard	13.6	—	—
The Company recorded each real estate acquisition as a business combination and expensed $12.9 million of acquisition costs. For the year ended December 31, 2014, the Company recognized $27.8 million of total revenues and $16.3 million of operating expenses from these properties.

4.	REAL ESTATE
As of December 31, 2014, the Company’s real estate portfolio was composed of 20 office properties encompassing in the aggregate approximately 8.2 million rentable square feet. As of December 31, 2014, the Company’s real estate portfolio was collectively 89% occupied. The following table summarizes the Company’s investments in real estate as of December 31, 2014 (in thousands):

Property	Date Acquired	City	State	Property Type	Total Real Estate at Cost	Accumulated Depreciation and Amortization	Total Real Estate, Net
Domain Gateway	09/29/2011	Austin	TX	Office	$47,373	$(7,082)	$40,291
Town Center	03/27/2012	Plano	TX	Office	118,034	(15,513)	102,521
McEwen Building	04/30/2012	Franklin	TN	Office	40,256	(5,463)	34,793
Gateway Tech Center	05/09/2012	Salt Lake City	UT	Office	29,227	(4,110)	25,117
Tower on Lake Carolyn	12/21/2012	Irving	TX	Office	50,094	(6,367)	43,727
RBC Plaza	01/31/2013	Minneapolis	MN	Office	139,345	(11,612)	127,733
One Washingtonian Center	06/19/2013	Gaithersburg	MD	Office	90,235	(6,862)	83,373
Preston Commons	06/19/2013	Dallas	TX	Office	115,832	(8,277)	107,555
Sterling Plaza	06/19/2013	Dallas	TX	Office	78,656	(6,390)	72,266
201 Spear Street	12/03/2013	San Francisco	CA	Office	130,834	(4,871)	125,963
500 West Madison	12/16/2013	Chicago	IL	Office	425,428	(22,489)	402,939
222 Main	02/27/2014	Salt Lake City	UT	Office	163,760	(5,409)	158,351
Anchor Centre	05/22/2014	Phoenix	AZ	Office	90,984	(2,405)	88,579
171 17th Street	08/25/2014	Atlanta	GA	Office	129,953	(2,675)	127,278
Rocklin Corporate Center	11/06/2014	Rocklin	CA	Office	32,724	(283)	32,441
Reston Square	12/03/2014	Reston	VA	Office	45,638	(97)	45,541
Ten Almaden	12/05/2014	San Jose	CA	Office	117,293	(229)	117,064
Towers at Emeryville	12/23/2014	Emeryville	CA	Office	250,093	(513)	249,580
101 South Hanley	12/24/2014	St. Louis	MO	Office	63,463	(134)	63,329
3003 Washington Boulevard	12/30/2014	Arlington	VA	Office	148,639	—	148,639
					$2,307,861	$(110,781)	$2,197,080

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

As of December 31, 2014, the following properties represented more than 10% of the Company’s total assets:

Property	Location	Rentable Square Feet	Total Real Estate, Net (in thousands)	Percentage of Total Assets	Annualized Base Rent (in thousands) (1)	Average Annualized Base Rent per sq. ft.	Occupancy
500 West Madison	Chicago, IL	1,457,724	$402,939	17%	$34,429	$25.58	92.3%
Towers at Emeryville	Emeryville, CA	815,018	$249,580	11%	$22,600	$32.87	84.4%
_____________________
(1) Annualized base rent represents annualized contractual base rental income as of December 31, 2014, adjusted to straight-line any contractual tenant concessions (including free rent), rent increases and rent decreases from the lease’s inception through the balance of the lease term.
Operating Leases
The Company’s real estate properties are leased to tenants under operating leases for which the terms and expirations vary. As of December 31, 2014, the leases had remaining terms, excluding options to extend, of up to 14.4 years with a weighted-average remaining term of 5.3 years. Some of the leases have provisions to extend the term of the leases, options for early termination for all or a part of the leased premises after paying a specified penalty, rights of first refusal to purchase the property at competitive market rates, and other terms and conditions as negotiated. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Generally, upon the execution of a lease, the Company requires a security deposit from the tenant in the form of a cash deposit and/or a letter of credit. The amount required as a security deposit varies depending upon the terms of the respective lease and the creditworthiness of the tenant, but generally is not a significant amount. Therefore, exposure to credit risk exists to the extent that a receivable from a tenant exceeds the amount of its security deposit. Security deposits received in cash related to tenant leases are included in other liabilities in the accompanying consolidated balance sheets and totaled $7.9 million and $4.7 million as of December 31, 2014 and 2013, respectively.
During the years ended December 31, 2014, 2013 and 2012, the Company recognized deferred rent from tenants of $9.7 million, $5.2 million and $2.3 million, respectively. As of December 31, 2014 and 2013, the cumulative deferred rent balance was $18.4 million and $7.8 million, respectively, and is included in rents and other receivables on the accompanying balance sheets. The cumulative deferred rent balance included $1.1 million and $0.3 million of unamortized lease incentives as of December 31, 2014 and 2013, respectively.
As of December 31, 2014, the future minimum rental income from the Company’s properties under its non-cancelable operating leases was as follows (in thousands):

2015	$188,796
2016	186,506
2017	170,156
2018	151,408
2019	128,287
Thereafter	413,024
$1,238,177
As of December 31, 2014, the Company’s real estate properties were leased to approximately 600 tenants over a diverse range of industries and geographic areas. The Company’s highest tenant industry concentration (greater than 10% of annualized base rent) was as follows:

Industry	Number of Tenants	Annualized Base Rent (1) (in thousands)	Percentage of Annualized Base Rent
Finance	125	$47,238	23.1%
_____________________
(1) Annualized base rent represents annualized contractual base rental income as of December 31, 2014, adjusted to straight-line any contractual tenant concessions (including free rent), rent increases and rent decreases from the lease’s inception through the balance of the lease term.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

As of December 31, 2014, no other tenant industries accounted for more than 10% of annualized base rent and no tenant accounted for more than 10% of annualized base rent. No material tenant credit issues have been identified at this time.
Geographic Concentration Risk
As of December 31, 2014, the Company’s net investments in real estate in California, Illinois, and Texas represented 22%, 17%, and 15% of the Company’s total assets, respectively.  As a result, the geographic concentration of the Company’s portfolio makes it particularly susceptible to adverse economic developments in the California, Illinois, and Texas real estate markets.  Any adverse economic or real estate developments in these markets, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics and other factors, or any decrease in demand for office space resulting from the local business climate, could adversely affect the Company’s operating results and its ability to make distributions to stockholders.
Recent Disposition
Las Cimas IV
On October 28, 2011, the Company, through an indirect wholly owned subsidiary, acquired a five-story office building containing 138,008 rentable square feet located on 9.7 acres of land in Austin, Texas (“Las Cimas IV”). The purchase price of Las Cimas IV was $35.7 million plus closing costs. On February 19, 2014, the Company sold Las Cimas IV for $43.2 million, resulting in a gain of $10.9 million, which includes reductions to the net book value of the property due to historical depreciation and amortization expense. The purchaser was not affiliated with the Company or the Advisor.
During the years ended December 31, 2014, 2013 and 2012, Las Cimas IV had revenues of $0.6 million, $4.3 million and $4.3 million, respectively. During the years ended December 31, 2014, 2013 and 2012, Las Cimas IV had total expenses of $0.4 million, $5.0 million and $4.9 million, respectively. The results of operations from Las Cimas IV and related gain on sale are included in continuing operations on the Company’s consolidated statements of operations.

5.	TENANT ORIGINATION AND ABSORPTION COSTS, ABOVE-MARKET LEASE ASSETS AND BELOW-MARKET LEASE LIABILITIES
As of December 31, 2014 and 2013, the Company’s tenant origination and absorption costs, above-market lease assets and below-market lease liabilities (excluding fully amortized assets and liabilities and accumulated amortization) were as follows (in thousands):

	Tenant Origination and Absorption Costs		Above-Market Lease Assets		Below-Market Lease Liabilities
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Cost	$221,169	$123,830	$16,113	$7,989	$(41,175)	$(29,736)
Accumulated Amortization	(38,645)	(16,237)	(2,369)	(387)	8,430	2,616
Net Amount	$182,524	$107,593	$13,744	$7,602	$(32,745)	$(27,120)
Increases (decreases) in net income as a result of amortization of the Company’s tenant origination and absorption costs, above-market lease assets and below-market lease liabilities for the years ended December 31, 2014, 2013 and 2012 were as follows (in thousands):

	Tenant Origination and Absorption Costs			Above-Market Lease Assets			Below-Market Lease Liabilities
	For the Years Ended December 31,			For the Years Ended December 31,			For the Years Ended December 31,
	2014	2013	2012	2014	2013	2012	2014	2013	2012
Amortization	$(28,038)	$(14,114)	$(6,424)	$(2,632)	$(396)	$(136)	$6,743	$2,296	$519

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

The remaining unamortized balance for these outstanding intangible assets and liabilities as of December 31, 2014 is estimated to be amortized for the years ending December 31 as follows (in thousands):

	Tenant Origination and Absorption Costs	Above-Market Lease Assets	Below-Market Lease Liabilities
2015	$(37,183)	$(2,897)	$7,710
2016	(32,211)	(2,620)	6,567
2017	(26,804)	(2,296)	4,644
2018	(22,222)	(1,678)	3,822
2019	(17,557)	(1,386)	2,994
Thereafter	(46,547)	(2,867)	7,008
	$(182,524)	$(13,744)	$32,745
Weighted-Average Remaining Amortization Period	7.0 years	6.4 years	6.0 years

6.	REAL ESTATE LOAN RECEIVABLE
As of December 31, 2014 and 2013, the Company, through an indirect wholly owned subsidiary, had originated one real estate loan receivable as follows (dollars in thousands):

Loan Name Location of Related Property or Collateral	Date Originated	Property Type	Loan Type	Outstanding Principal Balance as of December 31, 2014 (1)	Book Value as of December 31, 2014 (2)	Book Value as of December 31, 2013 (2)	Contractual Interest Rate (3)	Annualized Effective Interest Rate (3)	Maturity Date
Aberdeen First Mortgage Origination
Dallas, Texas	06/24/2011	Office	Mortgage	$19,968	$20,010	$17,190	7.5%	7.5%	07/01/2016
_____________________
(1) Outstanding principal balance as of December 31, 2014 represents original principal balance outstanding under the loan, increased for any subsequent fundings and reduced for any principal paydowns.
(2) Book value represents outstanding principal balance, adjusted for unamortized origination fees and direct origination and acquisition costs.
(3) Contractual interest rate is the stated interest rate on the face of the loan. Annualized effective interest rate is calculated as the actual interest income recognized in 2014, using the interest method, divided by the average amortized cost basis of the investment. The contractual interest rate and annualized effective interest rate presented are as of December 31, 2014.
The following summarizes the activity related to the real estate loan receivable for the year ended December 31, 2014 (in thousands):

Real estate loan receivable - December 31, 2013	$17,190
Advances on real estate loan receivable	2,992
Principal repayments received on real estate loan receivable	(146)
Amortization of closing costs and origination fees on originated real estate loan receivable	(26)
Real estate loan receivable - December 31, 2014	$20,010

For the years ended December 31, 2014, 2013 and 2012, interest income from the real estate loan receivable consisted of the following (in thousands):

	For the Years Ended December 31,
	2014	2013	2012
Contractual interest income	$1,378	$1,106	$911
Amortization of closing costs and origination fees	(26)	(24)	(22)
Interest income from real estate loan receivable	$1,352	$1,082	$889
As of December 31, 2014, the borrower under the Aberdeen First Mortgage Loan was current on its payments.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

7.	NOTES PAYABLE
As of December 31, 2014 and 2013, the Company’s notes payable consisted of the following (dollars in thousands):

	Principal as of December 31, 2014	Principal as of December 31, 2013	Contractual Interest Rate as of December 31, 2014(1)	Effective Interest Rate as of December 31, 2014 (1)	Payment Type	Maturity Date (2)
Town Center Mortgage Loan	$75,000	$75,000	One-month LIBOR + 1.85%	2.87%	Interest Only	03/27/2018
Portfolio Loan (3)	160,000	170,000	One-month LIBOR + 1.75%	1.91%	Interest Only	04/01/2018
RBC Plaza Mortgage Loan (4)	74,465	68,730	One-month LIBOR + 1.80%	2.54%	Interest Only	02/01/2017
National Office Portfolio Mortgage Loan (5)	166,893	161,960	One-month LIBOR + 1.50%	2.76%	Interest Only	07/01/2017
500 West Madison Mortgage Loan (6)	255,000	255,000	One-month LIBOR + 1.65%	2.95%	Interest Only	12/16/2018
222 Main Mortgage Loan (7)	102,700	—	3.97%	3.97%	(7)	03/01/2021
Anchor Centre Mortgage Loan (8)	50,000	—	One-month LIBOR + 1.50%	1.66%	Interest Only	06/01/2017
171 17th Street Mortgage Loan (9)	79,500	—	One-month LIBOR + 1.45%	2.69%	(9)	09/01/2018
Reston Square Mortgage Loan	29,800	—	One-month LIBOR + 1.50%	1.66%	Interest Only	02/01/2018
Ten Almaden Mortgage Loan (10)	63,540	—	One-month LIBOR + 1.65%	1.81%	Interest Only	01/01/2018
Towers at Emeryville Mortgage Loan (11)	142,500	—	One-month LIBOR + 1.75%	1.91%	Interest Only	01/15/2018
101 South Hanley Mortgage Loan (12)	34,500	—	One-month LIBOR + 1.55%	1.72%	(12)	01/01/2020
3003 Washington Boulevard Mortgage Loan (13)	89,000	—	One-month LIBOR + 1.55%	1.72%	Interest Only	02/01/2020
Total Notes Payable	$1,322,898	$730,690
_____________________
(1) Contractual interest rate represents the interest rate in effect under the loan as of December 31, 2014. Effective interest rate is calculated as the actual interest rate in effect as of December 31, 2014 (consisting of the contractual interest rate and the effect of interest rate swaps, if applicable), using interest rate indices as of December 31, 2014, where applicable. For further information regarding the Company's derivative instruments, see Note 8, “Derivative Instruments.”
(2) Represents the maturity date as of December 31, 2014; subject to certain conditions, the maturity dates of certain loans may be extended beyond the dates shown.
(3)As of December 31, 2014, the Portfolio Loan was secured by Domain Gateway, the McEwen Building, Gateway Tech Center, the Tower on Lake Carolyn and 201 Spear Street. The face amount of the Portfolio Loan is $200.0 million, of which $130.0 million is term debt and $70.0 million is revolving debt. As of December 31, 2014, the outstanding balance under the loan was $160.0 million and was composed of $130.0 million of term debt and $30.0 million of revolving debt. As of December 31, 2014, an additional $22.1 million of revolving debt remained available for immediate future disbursements, subject to certain conditions set forth in the loan agreement. The remaining $17.9 million of revolving debt is available for future disbursements upon the Company meeting certain financial coverage ratios and subject to certain conditions set forth in the loan agreement. During the term of the Portfolio Loan, the Company has an option, which may be exercised up to three times, to increase the loan amount to a maximum of $350.0 million, of which 65% would be non-revolving debt and 35% would be revolving debt, with the addition of one or more properties to secure the Portfolio Loan, subject to certain conditions contained in the loan documents.
(4) As of December 31, 2014, $74.5 million had been disbursed to the Company and $1.4 million remained available for future disbursements, subject to certain conditions set forth in the loan documents.
(5) The National Office Portfolio Mortgage Loan is secured by One Washingtonian Center, Preston Commons and Sterling Plaza. As of December 31, 2014, $166.9 million had been disbursed to the Company and $3.9 million remained available for future disbursements, subject to certain conditions set forth in the loan documents.
(6) The 500 West Madison Mortgage Loan consists of $215.0 million of term debt, $20.0 million of non-revolving debt (the “First Non-Revolver Tranche”) and another $20.0 million of non-revolving debt (the “Second Non-Revolver Tranche”). As of December 31, 2014, the entire $255.0 million of the 500 West Madison Mortgage Loan had been disbursed to the Company. By December 16, 2015, the Company is obligated to pay down $20.0 million under the First Non-Revolver Tranche, which would then become available for future disbursements, subject to certain terms and conditions contained in the loan documents.
(7) Monthly payments are initially interest-only. Beginning April 1, 2016, monthly payments include principal and interest with principal payments calculated using an amortization schedule of 30 years for the balance of the loan term, with the remaining principal balance, all accrued and unpaid interest and any other amounts due at maturity.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

(8) As of December 31, 2014, $50.0 million had been disbursed to the Company and $3.2 million remained available for future disbursements, subject to certain conditions set forth in the loan documents.
(9) As of December 31, 2014, $79.5 million had been disbursed to the Company and $6.0 million remained available to be used for future disbursements, subject to certain conditions set forth in the loan documents. Monthly payments are initially interest-only. Beginning October 1, 2017 and continuing on the first day of each month thereafter through the maturity date of the loan, the committed amount of $85.5 million (the “Committee Amount”) will be reduced by $69,300 per month. To the extent that, following any such reduction in the Committed Amount, the outstanding principal balance of the loan exceeds the then Committed Amount, the 171 17th Street owner will pay to the lender a principal payment in an amount sufficient to reduce the outstanding principal balance of the loan to an amount less than the then reduced Committed Amount. The remaining principal balance, all accrued and unpaid interest and any other amounts will be due at maturity.
(10) As of December 31, 2014, $63.5 million had been disbursed to the Company and $13.1 million remained available for future disbursements, subject to certain conditions set forth in the loan documents.
(11) As of December 31, 2014, $142.5 million had been disbursed to the Company and $32.5 million remained available for future disbursements, subject to certain conditions set forth in the loan documents.
(12) As of December 31, 2014, $34.5 million had been disbursed to the Company and $12.7 million remained available to be used for future disbursements, subject to certain conditions set forth in the loan documents.  Monthly payments are initially interest-only. Beginning February 1, 2018, monthly payments include principal and interest with principal payments calculated using an amortization schedule of 30 years and an interest rate of 6.0%.
(13) As of December 31, 2014, $89.0 million had been disbursed to the Company and $1.5 million remained available for future disbursements, subject to certain conditions set forth in the loan documents.
As of December 31, 2014 and 2013, the Company’s deferred financing costs were $11.2 million and $5.6 million, respectively, net of amortization, and are included in deferred financing costs, prepaid expenses and other assets on the accompanying consolidated balance sheets.
During the years ended December 31, 2014, 2013 and 2012, the Company incurred $27.0 million, $9.8 million and $3.6 million of interest expense, respectively. As of December 31, 2014 and 2013, $2.4 million and $1.2 million of interest expense were payable, respectively. Included in interest expense for the years ended December 31, 2014, 2013 and 2012, were $1.9 million, $1.2 million and $0.9 million of amortization of deferred financing costs, respectively. Included in interest expense for the years ended December 31, 2014 and 2013 were $5.7 million and $1.8 million of interest incurred as a result of the Company’s interest rate swap agreements, respectively. In addition, included in interest expense for the year ended December 31, 2014, was $1.5 million of unrealized losses on interest rate swap agreements.
The following is a schedule of maturities, including principal amortization payments, for all notes payable outstanding as of December 31, 2014 (in thousands):

2015	$20,000
2016	1,357
2017	293,231
2018	787,768
2019	2,581
Thereafter	217,961
$1,322,898
The Company’s notes payable contain financial debt covenants. As of December 31, 2014, the Company was in compliance with these debt covenants.

8.	DERIVATIVE INSTRUMENTS
The Company enters into derivative instruments for risk management purposes to hedge its exposure to cash flow variability caused by changing interest rates. The primary goal of the Company’s risk management practices related to interest rate risk is to prevent changes in interest rates from adversely impacting the Company’s ability to achieve its investment return objectives. The Company does not enter into the derivatives for speculative purposes.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

The Company enters into interest rate swaps as a fixed rate payer to mitigate its exposure to rising interest rates on its variable rate notes payable. The value of interest rate swaps is primarily impacted by interest rates, market expectations about interest rates, and the remaining life of the instrument. In general, increases in interest rates, or anticipated increases in interest rates, will increase the value of the fixed rate payer position and decrease the value of the variable rate payer position. As the remaining life of the interest rate swap decreases, the value of both positions will generally move towards zero.
The following table summarizes the notional amount and other information related to the Company’s interest rate swaps as of December 31, 2014 and 2013. The notional amount is an indication of the extent of the Company’s involvement in each instrument at that time, but does not represent exposure to credit, interest rate or market risks (dollars in thousands):

	December 31, 2014		December 31, 2013			Weighted-Average Fix Pay Rate	Weighted-Average Remaining Term in Years
Derivative Instruments	Number of Instruments	Notional Amount	Number of Instruments	Notional Amount	Reference Rate as of December 31, 2014
Derivative instruments designated as hedging instruments
Interest Rate Swaps (1)	7	$625,130	5	$506,730	One-month LIBOR/ Fixed at 0.79% - 1.68%	1.35%	3.4

Derivative instruments not designated as hedging instruments
Interest Rate Swaps (1)	4	$264,380	—	$—	One-month LIBOR/ Fixed at 1.81% - 2.37%	2.19%	2.9
_____________________
(1) Included in these amounts are five forward interest rate swaps with an aggregate notional amount of $314.4 million that were not yet in effect as of December 31, 2014. These five interest rate swaps will become effective at various times between 2015 and 2017.

The following table sets forth the fair value of the Company’s derivative instruments as well as their classification on the consolidated balance sheets as of December 31, 2014 and 2013 (dollars in thousands):

		December 31, 2014		December 31, 2013
Derivative Instruments	Balance Sheet Location	Number of Instruments	Fair Value	Number of Instruments	Fair Value
Derivative instruments designated as hedging instruments
Interest Rate Swaps	Deferred financing costs, prepaid expenses and other assets, at fair value	2	$431	4	$2,900
Interest Rate Swaps	Other liabilities, at fair value	5	$(2,621)	1	$(721)

Derivative instruments not designated as hedging instruments
Interest Rate Swaps	Other liabilities, at fair value	4	$(1,494)	—	$—

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

The change in fair value of the effective portion of a derivative instrument that is designated as a cash flow hedge is recorded as other comprehensive income (loss) on the accompanying consolidated statements of comprehensive income (loss) and as other comprehensive income on the accompanying consolidated statements of stockholders’ equity. Amounts in other comprehensive income (loss) will be reclassified into earnings in the periods in which earnings are affected by the hedged cash flow.  The change in fair value of the ineffective portion is recognized directly in earnings. With respect to swap agreements that were terminated for which it remains probable that the original hedged forecasted transactions (i.e., LIBOR-based debt service payments) will occur, the loss related to the termination of these swap agreements is included in accumulated other comprehensive income (loss) and is reclassified into earnings over the period of the original forecasted hedged transaction. The change in fair value of a derivative instrument that is not designated as a cash flow hedge is recorded as interest expense in the accompanying consolidated statements of operations. The following table summarizes the effects of derivative instruments on the Company’s consolidated statements of operations (in thousands):

	For the Years Ended December 31,
	2014	2013
Income statement related
Derivatives designated as hedging instruments
Amount of expense recognized on interest rate swaps (effective portion)	$5,716	$1,774
	5,716	1,774

Derivatives not designated as hedging instruments
Unrealized loss on interest rate swaps	1,494	—
	1,494	—
Increase in interest expense as a result of derivatives	$7,210	$1,774

Other comprehensive income related
Unrealized (losses) gains on derivative instruments	$(10,085)	$405
During the year ended December 31, 2014, there was no ineffective portion related to the change in fair value of the cash flow hedges. During the next 12 months, the Company expects to recognize additional interest expense related to derivative instruments designated as cash flow hedges. The present value of the additional interest expense expected to be recognized over the next 12 months totaled $6.1 million as of December 31, 2014 and was included in accumulated other comprehensive income (loss).

9.	FAIR VALUE DISCLOSURES
Under GAAP, the Company is required to measure certain financial instruments at fair value on a recurring basis. In addition, the Company is required to measure other financial instruments and balances at fair value on a non-recurring basis (e.g., carrying value of impaired real estate loans receivable and long-lived assets). Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three-tiered approach. Fair value measurements are classified and disclosed in one of the following three categories:

•	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

•
Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

The fair value for certain financial instruments is derived using a combination of market quotes, pricing models and other valuation techniques that involve significant management judgment. The price transparency of financial instruments is a key determinant of the degree of judgment involved in determining the fair value of the Company’s financial instruments. Financial instruments for which actively quoted prices or pricing parameters are available and for which markets contain orderly transactions will generally have a higher degree of price transparency than financial instruments for which markets are inactive or consist of non-orderly trades. The Company evaluates several factors when determining if a market is inactive or when market transactions are not orderly. The following is a summary of the methods and assumptions used by management in estimating the fair value of each class of assets and liabilities for which it is practicable to estimate the fair value:
Cash and cash equivalents, rent and other receivables, and accounts payable and accrued liabilities: These balances approximate their fair values due to the short maturities of these items.
Real estate loan receivable: The Company’s real estate loan receivable is presented in the accompanying consolidated balance sheets at its amortized cost net of recorded loan loss reserves and not at fair value. The fair value of the real estate loan receivable was estimated using an internal valuation model that considered the expected cash flows for the loan, underlying collateral value and estimated yield requirements of institutional investors for loans with similar characteristics, including remaining loan term, loan-to-value, type of collateral and other credit enhancements. The Company classifies these inputs as Level 3 inputs.
Derivative instruments: The Company’s derivative instruments are presented at fair value on the accompanying consolidated balance sheets. The valuation of these instruments is determined using a proprietary model that utilizes observable inputs. As such, the Company classifies these inputs as Level 2 inputs. The proprietary model uses the contractual terms of the derivatives, including the period to maturity, as well as observable market-based inputs, including interest rate curves and volatility. The fair values of interest rate swaps are estimated using the market standard methodology of netting the discounted fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of interest rates (forward curves) derived from observable market interest rate curves. In addition, credit valuation adjustments, which consider the impact of any credit risks to the contracts, are incorporated in the fair values to account for potential nonperformance risk.
Notes payable: The fair values of the Company’s notes payable are estimated using a discounted cash flow analysis based on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral and other credit enhancements. Additionally, when determining the fair value of a liability in circumstances in which a quoted price in an active market for an identical liability is not available, the Company measures fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach. The Company classifies these inputs as Level 3 inputs.
The following were the face values, carrying amounts and fair values of the Company’s real estate loan receivable and notes payable as of December 31, 2014 and 2013, which carrying amounts generally do not approximate the fair values (in thousands):

	December 31, 2014			December 31, 2013
	Face Value	Carrying Amount	Fair Value	Face Value	Carrying Amount	Fair Value
Financial assets:
Real estate loan receivable	$19,968	$20,010	$19,914	$17,123	$17,190	$16,877
Financial liabilities:
Notes payable	$1,322,898	$1,322,898	$1,324,139	$730,690	$730,690	$726,162
Disclosure of the fair values of financial instruments is based on pertinent information available to the Company as of the period end and requires a significant amount of judgment. Despite increased capital market and credit market activity, transaction volume for certain financial instruments remains relatively low. This has made the estimation of fair values difficult and, therefore, both the actual results and the Company’s estimate of value at a future date could be materially different.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

During the year ended December 31, 2014, the Company measured the following assets and liabilities at fair value (in thousands):

		Fair Value Measurements Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Recurring Basis:
Asset derivatives	$431	$—	$431	$—
Liability derivatives	(4,115)	—	(4,115)	—

10.	RELATED PARTY TRANSACTIONS
The Company has entered into the Advisory Agreement with the Advisor and the Dealer Manager Agreement with the Dealer Manager. These agreements entitle the Advisor and/or the Dealer Manager to specified fees upon the provision of certain services with regard to the Offering and entitle the Advisor to specified fees upon the provision of certain services with regard to the investment of funds in real estate investments, the management of those investments, among other services, and the disposition of investments, as well as reimbursement of organization and offering costs incurred by the Advisor and the Dealer Manager on behalf of the Company, such as expenses related to the Offering and dividend reinvestment plan, and certain costs incurred by the Advisor in providing services to the Company. In addition, the Advisor is entitled to certain other fees, including an incentive fee upon achieving certain performance goals, as detailed in the Advisory Agreement. The Company has also entered into the AIP Reimbursement Agreement with the Dealer Manager pursuant to which the Company agreed to reimburse the Dealer Manager for certain fees and expenses it incurs for administering the Company’s participation in the DTCC Alternative Investment Product Platform with respect to certain accounts of the Company’s investors serviced through the platform. The Advisor and Dealer Manager also serve as the advisor and dealer manager, respectively, for KBS Real Estate Investment Trust, Inc., KBS Real Estate Investment Trust II, Inc., KBS Strategic Opportunity REIT, Inc., KBS Legacy Partners Apartment REIT, Inc. and KBS Strategic Opportunity REIT II, Inc.
On January 6, 2014, the Company, together with KBS Real Estate Investment Trust, Inc., KBS Real Estate Investment Trust II, Inc., KBS Strategic Opportunity REIT, Inc., KBS Legacy Partners Apartment REIT, Inc., KBS Strategic Opportunity REIT II, Inc., the Dealer Manager, the Advisor and other KBS-affiliated entities, entered into an errors and omissions and directors and officers liability insurance program where the lower tiers of such insurance coverage are shared. The cost of these lower tiers is allocated by the Advisor and its insurance broker among each of the various entities covered by the program, and is billed directly to each entity. The allocation of these shared coverage costs is proportionate to the pricing by the insurance marketplace for the first tiers of directors and officers liability coverage purchased individually by each REIT. The Advisor’s and the Dealer Manager’s portion of the shared lower tiers’ cost is proportionate to the respective entities’ prior cost for the errors and omissions insurance.
During the years ended December 31, 2014, 2013 and 2012, no other transactions occurred between the Company and KBS Real Estate Investment Trust, Inc., KBS Real Estate Investment Trust II, Inc., KBS Strategic Opportunity REIT, Inc., KBS Legacy Partners Apartment REIT, Inc. and KBS Strategic Opportunity REIT II, Inc.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

Pursuant to the terms of these agreements, summarized below are the related-party costs incurred by the Company for the years ended December 31, 2014, 2013 and 2012, respectively, and any related amounts payable as of December 31, 2014 and 2013 (in thousands):

	Incurred Years Ended December 31,			Payable as of December 31,
	2014	2013	2012	2014	2013
Expensed
Asset management fees (1)	$11,476	$4,653	$1,732	$3,465	$—
Reimbursement of operating expenses (2)	196	137	116	36	—
Real estate acquisition fees	10,441	9,423	2,296	—	—
Additional Paid-in Capital
Selling commissions	34,264	23,323	10,138	—	—
Dealer manager fees	16,544	11,340	4,834	—	—
Reimbursable other offering costs	3,594	2,726	1,516	53	57
	$76,515	$51,602	$20,632	$3,554	$57
_____________________
(1) As of December 31, 2014, the Company had accrued and deferred payment of $3.5 million of asset management fees. See “Deferral of Asset Management Fees” below.
(2) The Advisor may seek reimbursement for certain employee costs under the Advisory Agreement. The Company has reimbursed the Advisor for the Company’s allocable portion of the salaries, benefits and overhead of internal audit department personnel providing services to the Company. These amounts totaled $137,000, $131,000 and $103,000 for the years ended December 31, 2014, 2013 and 2012, respectively, and were the only employee costs reimbursed under the Advisory Agreement for the years ended December 31, 2014, 2013 and 2012. The Company will not reimburse for employee costs in connection with services for which the Advisor earns acquisition or origination or disposition fees (other than reimbursement of travel and communication expenses) or for the salaries or benefits the Advisor or its affiliates may pay to the Company’s executive officers.
In connection with the Offering, the Company’s sponsors agreed to provide additional indemnification to one of the participating broker-dealers.  The Company agreed to add supplemental coverage to its directors’ and officers’ insurance coverage to insure the sponsors’ obligations under this indemnification agreement in exchange for reimbursement by the sponsors to the Company for all costs, expenses and premiums related to this supplemental coverage.  During the years ended December 31, 2014, 2013 and 2012, the Advisor incurred $88,000, $19,000 and $73,000 for the costs of the supplemental coverage obtained by the Company, respectively.
Pursuant to the Advisory Agreement, the Advisor would be obligated to reimburse the Company to the extent organization and offering costs incurred by the Company in each of the Offering and the Follow-on Offering exceed 15% of the gross offering proceeds of the respective offering. As of December 31, 2014, organization and offering costs in the Offering did not exceed 15% of the gross offering proceeds. From inception through December 31, 2014, the Company had recorded $1.2 million of offering costs related to the Follow-on Offering. As of December 31, 2014, the Company had not commenced the Follow-on Offering and as such, the Company classified $1.2 million of offering costs as deferred financing costs, prepaid expenses and other assets on its consolidated balance sheet.
Deferral of Asset Management Fees
On September 27, 2014, the Company and the Advisor renewed the Advisory Agreement. Pursuant to the Advisory Agreement, with respect to asset management fees accruing from March 1, 2014, the Advisor defers, without interest, the Company’s obligation to pay asset management fees for any month in which the Company’s modified funds from operations (“MFFO”) for such month, as such term is defined in the practice guideline issued by the Investment Program Association (“IPA”) in November 2010 and interpreted by the Company, excluding asset management fees, does not exceed the amount of distributions declared by the Company for record dates of that month. The Company remains obligated to pay the Advisor an asset management fee in any month in which the Company's MFFO, excluding asset management fees, for such month exceeds the amount of distributions declared for the record dates of that month (such excess amount, an “MFFO Surplus”); however, any amount of such asset management fee in excess of the MFFO Surplus will also be deferred under the Advisory Agreement. If the MFFO Surplus for any month exceeds the amount of the asset management fee payable for such month, any remaining MFFO Surplus will be applied to pay any asset management fee amounts previously deferred in accordance with the Advisory Agreement.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

However, notwithstanding the foregoing, any and all deferred asset management fees that are unpaid will become immediately due and payable at such time as the Company's stockholders have received, together as a collective group, aggregate distributions (including distributions that may constitute a return of capital for federal income tax purposes) sufficient to provide (i) an 8.0% per year cumulative, noncompounded return on such net invested capital (the “Stockholders’ 8% Return”) and (ii) a return of their net invested capital, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by any amounts to repurchase shares pursuant to the Company's share redemption program. The Stockholders’ 8% Return is not based on the return provided to any individual stockholder. Accordingly, it is not necessary for each of the Company's stockholders to have received any minimum return in order for the Advisor to receive deferred asset management fees.
As of December 31, 2014, the Company had accrued and deferred payment of $3.5 million of asset management fees under the Advisory Agreement, as the Company believes the payment of this amount to the Advisor is probable. These fees will be reimbursed in accordance with the terms noted above.
Issuance of Common Stock
On October 3, 2014, the Company issued 129,231 shares of common stock for $9.40 per share (or an aggregate purchase price of $1.2 million) to Jonathan Bren and 129,231 shares of common stock for $9.40 per share (or an aggregate purchase price of $1.2 million) to Christopher Bren. The shares were issued in private transactions exempt from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933. Jonathan Bren and Christopher Bren are the sons of Peter Bren, the Company’s President and one of the Company’s sponsors. The Company did not pay selling commissions or dealer manager fees with respect to these sales. The purchase price reflects a $0.987 discount to the $10.39 per share offering price in the Offering, reflecting that no selling commissions or dealer manager fees were paid on the sale.
11. UNAUDITED PRO FORMA FINANCIAL INFORMATION
The following table summarizes, on an unaudited pro forma basis, the combined results of operations of the Company for the years ended December 31, 2014 and 2013. The Company acquired nine office properties during the year ended December 31, 2014, which were accounted for as business combinations. The following unaudited pro forma information for the years ended December 31, 2014 and 2013 has been prepared to give effect to the acquisitions of 222 Main, 171 17th Street, Ten Almaden, Towers at Emeryville and 3003 Washington Boulevard as if the acquisitions occurred on January 1, 2013. This pro forma information does not purport to represent what the actual results of operations of the Company would have been had these acquisitions occurred on this date, nor does it purport to predict the results of operations for future periods (in thousands, except share and per share amounts).

	For the Years Ended December 31,
	2014	2013
Revenues	$241,363	$139,369
Depreciation and amortization	$101,299	$58,246
Net loss	$(4,970)	$(25,013)
Net loss per common share, basic and diluted	$(0.04)	$(0.31)
Weighted-average number of common shares outstanding, basic and diluted	120,045,738	81,488,854
The unaudited pro forma information for the year ended December 31, 2014 was adjusted to exclude $9.8 million of acquisition fees and expenses related to 222 Main, 171 17th Street, Ten Almaden, Towers at Emeryville and 3003 Washington Boulevard incurred by the Company in 2014.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

12.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
Presented below is a summary of the unaudited quarterly financial information for the years ended December 31, 2014 and 2013 (in thousands, except per share amounts):

	2014
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$41,736	$45,183	$48,380	$53,597
Net income (loss)	$6,727	$(3,561)	$(3,070)	$(12,448)
Net income (loss) per common share, basic and diluted	$0.09	$(0.04)	$(0.03)	$(0.11)
Distributions declared per common share (1)	$0.160	$0.162	$0.164	$0.164

	2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$13,666	$16,376	$23,475	$26,906
Net loss	$(2,376)	$(6,113)	$(1,785)	$(11,363)
Net income (loss) per common share, basic and diluted	$(0.08)	$(0.17)	$(0.04)	$(0.19)
Distributions declared per common share (1)	$0.160	$0.162	$0.164	$0.164
__________________
(1) Distributions declared per common share assumes each share was issued and outstanding each day during the respective periods from January 1, 2013 through December 31, 2014. Each day during the periods from January 1, 2013 through December 31, 2014 was a record date for distributions. Distributions were calculated at the rate of $0.00178082 per share per day.

13.	COMMITMENTS AND CONTINGENCIES
Economic Dependency
The Company is dependent on the Advisor and the Dealer Manager for certain services that are essential to the Company, including the sale of the Company’s shares of common and, if applicable, preferred stock available for issue; the identification, evaluation, negotiation, origination, acquisition and disposition of investments; management of the daily operations of the Company’s investment portfolio; and other general and administrative responsibilities. In the event that the Advisor and the Dealer Manager are unable to provide the respective services, the Company will be required to obtain such services from other sources.
Legal Matters
From time to time, the Company may be party to legal proceedings that arise in the ordinary course of its business. Management is not aware of any legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on the Company’s results of operations or financial condition, which would require accrual or disclosure of the contingency and possible range of loss. Additionally, the Company has not recorded any loss contingencies related to legal proceedings in which the potential loss is deemed to be remote.
Environmental
As an owner of real estate, the Company is subject to various environmental laws of federal, state and local governments. Compliance with existing environmental laws is not expected to have a material adverse effect on the Company’s financial condition and results of operations as of December 31, 2014.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

14.	SUBSEQUENT EVENTS
The Company evaluates subsequent events up until the date the consolidated financial statements are issued.
Status of the Offering
The Company commenced the Offering on October 26, 2010. As of March 3, 2015, the Company had sold 138,690,290 shares of common stock in the Offering for gross offering proceeds of $1.4 billion, including 6,020,991 shares of common stock sold pursuant to the Company's dividend reinvestment plan for gross offering proceeds of $58.5 million. Also as of March 3, 2015, the Company had redeemed 844,725 of the shares sold in the Offering for $8.2 million.
Distributions Paid
On January 2, 2015, the Company paid distributions of $6.6 million, which related to distributions declared for daily record dates for each day in the period from December 1, 2014 through December 31, 2014. On February 2, 2015, the Company paid distributions of $7.0 million, which related to distributions declared for daily record dates for each day in the period from January 1, 2015 through January 31, 2015. On March 2, 2015, the Company paid distributions of $6.6 million, which related to distributions declared for daily record dates for each day in the period from February 1, 2015 through February 28, 2015.
Distributions Declared
On January 15, 2015, the Company’s board of directors declared distributions based on daily record dates for the period from March 1, 2015 through March 31, 2015, which the Company expects to pay in April 2015. On March 6, 2015, the Company's board of directors declared distributions based on daily record dates for the period from April 1, 2015 through April 30, 2015, which the Company expects to pay in May 2015, and distributions based on daily record dates for the period from May 1, 2015 through May 31, 2015, which the Company expects to pay in June 2015. Investors may choose to receive cash distributions or purchase additional shares through the Company’s dividend reinvestment plan.
Distributions for these periods will be calculated based on stockholders of record each day during these periods at a rate of $0.00178082 per share per day and equal a daily amount that, if paid each day for a 365-day period, would equal a 6.5% annualized rate based on the initial primary Offering purchase price of $10.00 per share or a 6.18% annualized rate based on the current primary Offering price of $10.51 per share.
Financing subsequent to December 31, 2014
Interest Rate Cap
On January 7, 2015, the Company entered into an interest rate cap with an unaffiliated LIBOR cap provider, for a notional amount of $353.4 million, effective from January 7, 2015 to June 30, 2016. The interest rate cap is reduced to $147.3 million from July 1, 2016 to January 1, 2017. The interest rate cap has a one-month LIBOR strike rate of 2.463%.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
SCHEDULE III
REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION AND AMORTIZATION
December 31, 2014
(dollar amounts in thousands)

				Initial Cost to Company				Gross Amount at which Carried at Close of Period
Description	Location	Ownership Percent	Encumbrances	Land	Building and Improvements(1)	Total	Cost Capitalized Subsequent to Acquisition (2)	Land	Building and Improvements (1)	Total (3)	Accumulated Depreciation and Amortization	Original Date of Construction	Date Acquired
Domain Gateway	Austin, TX	100%	$(4)	$2,850	$44,523	$47,373	$—	$2,850	$44,523	$47,373	$(7,082)	2009	09/29/2011
Town Center	Plano, TX	100%	75,000	7,428	108,547	115,975	2,059	7,428	110,606	118,034	(15,513)	2001/2002/2006	03/27/2012
McEwen Building	Franklin, TN	100%	(4)	5,600	34,704	40,304	(48)	5,600	34,656	40,256	(5,463)	2009	04/30/2012
Gateway Tech Center	Salt Lake City, UT	100%	(4)	9,800	20,051	29,851	(624)	9,800	19,427	29,227	(4,110)	1909	05/09/2012
Tower on Lake Carolyn	Irving, TX	100%	(4)	2,056	44,579	46,635	3,459	2,056	48,038	50,094	(6,367)	1988	12/21/2012
RBC Plaza	Minneapolis, MN	100%	74,465	16,951	109,191	126,142	13,203	16,951	122,394	139,345	(11,612)	1991	01/31/2013
One Washingtonian Center	Gaithersburg, MD	100%	(5)	14,400	74,335	88,735	1,500	14,400	75,835	90,235	(6,862)	1990	06/19/2013
Preston Commons	Dallas, TX	100%	(5)	17,188	96,330	113,518	2,314	17,188	98,644	115,832	(8,277)	1958/1986	06/19/2013
Sterling Plaza	Dallas, TX	100%	(5)	6,800	68,292	75,092	3,564	6,800	71,856	78,656	(6,390)	1984	06/19/2013
201 Spear Street	San Francisco, CA	100%	(4)	40,279	85,941	126,220	4,614	40,279	90,555	130,834	(4,871)	1984	12/03/2013
500 West Madison	Chicago, IL	100%	255,000	49,306	370,662	419,968	5,460	49,306	376,122	425,428	(22,489)	1987	12/16/2013
222 Main	Salt Lake City, UT	100%	102,700	5,700	156,842	162,542	1,218	5,700	158,060	163,760	(5,409)	2009	02/27/2014
Anchor Centre	Phoenix, AZ	100%	50,000	13,900	73,480	87,380	3,604	13,900	77,084	90,984	(2,405)	1984	05/22/2014
171 17th Street	Atlanta, GA	100%	79,500	7,639	122,593	130,232	(279)	7,639	122,314	129,953	(2,675)	2004	08/25/2014
Rocklin Corporate Center	Rocklin, CA	100%	—	4,448	28,276	32,724	—	4,448	28,276	32,724	(283)	2007	11/06/2014
Reston Square	Reston, VA	100%	29,800	6,800	38,838	45,638	—	6,800	38,838	45,638	(97)	2007	12/03/2014
Ten Almaden	San Jose, CA	100%	63,540	7,000	110,292	117,292	1	7,000	110,293	117,293	(229)	1988	12/05/2014
Towers at Emeryville	Emeryville, CA	100%	142,500	49,183	200,823	250,006	87	49,183	200,910	250,093	(513)	1972/1975/1985	12/23/2014
101 South Hanley	St. Louis, MO	100%	34,500	6,100	57,363	63,463	—	6,100	57,363	63,463	(134)	1986	12/24/2014
3003 Washington Boulevard	Arlington, VA	100%	89,000	18,800	129,820	148,620	19	18,800	129,839	148,639	—	2014	12/30/2014
		TOTAL		$292,228	$1,975,482	$2,267,710	$40,151	$292,228	$2,015,633	$2,307,861	$(110,781)
____________________
(1) Building and improvements includes tenant origination and absorption costs.
(2) Costs capitalized subsequent to acquisition is net of write-offs of fully depreciated/amortized assets.
(3) The aggregate cost of real estate for federal income tax purposes was $2.3 billion as of December 31, 2014.
(4) As of December 31, 2014, these properties served as the security for the Portfolio Loan, which had an outstanding principal balance of $160.0 million as of December 31, 2014.
(5) As of December 31, 2014, these properties served as the security for the National Office Portfolio Mortgage Loan, which had an outstanding principal balance of $166.9 million as of December 31, 2014.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
SCHEDULE III
REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION AND AMORTIZATION (CONTINUED)
December 31, 2014
(dollar amounts in thousands)

	2014	2013	2012
Real Estate:
Balance at the beginning of the year	$1,276,737	$319,060	$83,429
Acquisitions	1,037,897	949,675	232,765
Improvements	38,775	10,520	3,686
Write off of fully depreciated and fully amortized assets	(9,642)	(2,518)	(820)
Sale	(35,906)	—	—
Balance at the end of the year	$2,307,861	$1,276,737	$319,060
Accumulated depreciation and amortization:
Balance at the beginning of the year	(46,608)	$(14,090)	$(1,100)
Depreciation and amortization expense	(78,378)	(35,036)	(13,810)
Write off of fully depreciated and fully amortized assets	9,642	2,518	820
Sale	4,563	—	—
Balance at the end of the year	$(110,781)	$(46,608)	$(14,090)